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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              INFOSEEK CORPORATION,

                             THE WALT DISNEY COMPANY

                                       AND

                             BINGO ACQUISITION CORP.

                            DATED AS OF JULY 10, 1999
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                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 10, 1999 by and among Infoseek Corporation, a Delaware corporation (the "Company"), The Walt Disney Company, a Delaware corporation ("Parent"), and Bingo Acquisition Corp. a Delaware corporation and wholly owned, direct subsidiary of Parent ("Acquisition Company").

                                    RECITALS

     A. The Boards of Directors of each of Parent, the Company and Acquisition Company believe that it is in the best interests of each such company and its respective stockholders to consummate the reorganization provided for herein, pursuant to which Parent will directly acquire all of the capital stock of the Company through a merger of Acquisition Company with and into the Company, with the Company being the surviving corporation.

     B. For federal income tax purposes, it is intended that the foregoing merger qualify as a reorganization under the provisions of Section 368(a)(1)(B) and (a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code").

     C. Concurrently with the execution hereof, in order to induce Parent to enter into this Agreement, certain stockholders of the Company are entering into support agreements (the "Support Agreements") providing for certain voting and other restrictions with respect to shares of Company Common Stock held by them upon the terms and conditions specified therein.

     D. Immediately prior to the Effective Time (as defined herein), the Restated Certificate of Incorporation of Parent will be amended and restated to, among other things, authorize 1,000,000,000 shares of Internet Group Common Stock (as defined herein).

     E. The Company, on the one hand, and Parent and Acquisition Company, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1    The Merger.

       Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Acquisition
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Company shall merge (the "Merger") with and into the Company in accordance with the applicable provisions of the DGCL, whereupon Acquisition Company's separate corporate existence shall cease and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Merger, the Company shall become a wholly owned, direct subsidiary of Parent. The effects and consequences of the Merger shall be as set forth in Section 1.3 below.

1.2    Filing of Certificate of Merger; Effective Time.

       The Company shall cause a certificate of merger with respect to the Merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined below), or such other date as the Company, Parent and Acquisition Company may agree, with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and date on which the Certificate of Merger has been duly filed with the Secretary of State or such time and date as is agreed upon by the parties and specified in the Certificate of Merger, and such time and date are referred to herein as the "Effective Time."

1.3    Effect of the Merger.

       The parties agree to the following provisions with respect to the Merger:

       (a)    Name of Surviving Corporation.

       The name of the Surviving Corporation from and after the Effective Time shall be "Infoseek Corporation."

       (b)   Certificate of Incorporation.

       The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company until thereafter amended as provided by law and such Certificate of Incorporation.

       (c)    Bylaws.

        The Bylaws of the Surviving Corporation shall, at the Effective Time, be the Bylaws of Acquisition Company until thereafter amended as provided by law and such Bylaws.

       (d)    Directors.

       The directors of Acquisition Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

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       (e)    Officers.

       The officers of the Surviving Corporation at the Effective Time shall be the officers of the Company immediately prior to the Effective Time until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

1.4    The Closing.

       Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092, at 10:00 a.m., local time, on (a) the next business day after the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith (other than conditions which by their nature are to be satisfied at the Closing, but subject to such conditions) or (b) at such other time, date or place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

1.5    Internet Group.

       On the Closing Date, immediately prior to the consummation of the Merger and the filing of the Certificate of Merger, Parent shall file the proposed amendment and restatement of the Restated Certificate of Incorporation of Parent substantially as set forth as Exhibit B hereto (the "Parent Charter Amendment") with the Secretary of State of the State of Delaware. The Board of Directors has adopted resolutions approving the Parent Charter Amendment and certain policies pertaining to the Parent Common Stock (as defined in Section 1.7) substantially as set forth as Exhibit C hereto (the "Parent Common Stock Policies"), which Parent Charter Amendment and Parent Common Stock Policies shall establish the "Internet Group" effective as of the Effective Time. For purposes of this Agreement, the term "Internet Group" shall have the meaning set forth in the Parent Charter Amendment and the term "Internet Group Companies" shall have the meaning set forth in the Parent Common Stock Policies; provided, however, that for periods prior to the Effective Time, the term Internet Group shall not include those assets, rights, properties and liabilities that are owned by the Company immediately prior to the consummation of the transactions contemplated hereby.

1.6    Conversion of Acquisition Company Stock.

       At the Effective Time, each share of the common stock of Acquisition Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall become one (1) share of common stock of the Surviving Corporation.

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1.7    Conversion of Company Common Stock and Company Options.

       (a) At the Effective Time, each issued and outstanding share of Company Capital Stock (i) other than the shares owned by Parent and Disney Enterprises, Inc., a wholly owned subsidiary of Parent ("DEI") shall be converted, without any action on the part of the holders thereof, into 1.15 shares of Internet Group Common Stock (the "Exchange Ratio"), (ii) owned by Parent shall remain outstanding and (iii) owned by DEI shall be converted, without any action on the part of the holders thereof, into one-one-hundredth of a share (rounded up to the nearest whole share) of Parent Series A Voting Preferred Stock. As used herein, the following terms have the following meanings:

           (i) "Company Capital Stock" means all shares of Company Common Stock and all shares of any other capital stock of the Company;

           (ii) "Company Common Stock" means the common stock, par value $.001 per share, of the Company, including any share purchase rights associated therewith pursuant to the Company's share purchase rights plan;

           (iii) "Company Options" means all issued and outstanding options, warrants and other rights to acquire or receive Company Capital Stock (whether or not vested); provided, however, that "Company Options" shall not include the
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Company Common Stock Warrant issued to Parent dated November 18, 1998;

           (iv) "Internet Group Common Stock" means the Internet Group Common Stock, par value $.01 per share, of Parent (including any share purchase rights that may be associated therewith pursuant to any share purchase rights plan adopted by Parent), a new class of Parent Capital Stock that will have the terms and features set forth in the Parent Charter Amendment;

           (v) "Parent Capital Stock" means all shares of Parent Common Stock and all shares of any other capital stock of Parent;

           (vi) "Parent Common Stock" means the common stock, par value $.01 per share, of Parent, including any share purchase rights that may be associated therewith pursuant to any share purchase rights plan adopted by Parent;

           (vii) "Parent Options" means all issued and outstanding options, warrants and other rights to acquire or receive Parent Capital Stock (whether or not vested); and

           (viii) "Total Outstanding Company Shares" means the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time.

       (b) Notwithstanding anything contained in this Section 1.7 to the contrary, each share of Company Common Stock issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, cease to be

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outstanding and shall be canceled and retired without payment of any consideration therefor.

       (c) At the Effective Time, each outstanding Company Option shall be transferred to and assumed by Parent in such manner that it is converted into an option to purchase shares of Internet Group Common Stock (each an "Internet Group Option"), as provided below. Notwithstanding the foregoing, the unvested portion (and the unvested portion only) of the Company Options held by non-employee directors of the Company as of the date hereof and any Company Option granted to non-employee directors of the Company in the ordinary course following the date hereof (the "Unvested Non-Employee Director Options") shall not be transferred to and assumed by Parent (any vested portion of the Company Options held by non-employee directors of the Company shall be transferred to and assumed by Parent in such manner that it is converted into an Internet Group Option). Following the Effective Time, each such Internet Group Option shall be exercisable upon the same terms and conditions as then are applicable to such Company Option, except that (i) each such Internet Group Option shall be exercisable for that number of shares of Internet Group Common Stock equal to the product obtained by multiplying the number of shares of Company Capital Stock that were issuable upon exercise in full of such assumed Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole number of shares of Internet Group Common Stock and (ii) the per share exercise price for the shares of Internet Group Common Stock issuable upon exercise of such Internet Group Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, the Internet Group Option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Options provided by this Section 1.7(c) satisfy the conditions of Section 424(a) of the Code.

       (d) The Company shall cause all "purchase intervals" under all "offering periods" of the Company's Employee Stock Purchase Plan (the "ESPP") that have not previously terminated in accordance with their terms to terminate immediately prior to the Effective Time and for a final exercise of ESPP options to be made at such time. The amount of cash to be allocated by Parent to the Internet Group as provided in Section 5.17 of this Agreement shall be decreased by the sum of the exercise price of each option exercised under the ESPP on and after the date hereof multiplied by the respective number of shares of each such option under the ESPP.

1.8    Exchange Agent.

       Parent shall appoint a reputable institution reasonably acceptable to the Company to serve as exchange agent (the "Exchange Agent") in the Merger.

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1.9    Parent to Provide Common Stock.

       Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Internet Group Common Stock issuable pursuant to Article I in exchange for all of the outstanding shares of Company Capital Stock.

1.10   Exchange Procedures.

       Promptly after the Effective Time, Parent shall cause the Exchange
Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into shares of Internet Group Common Stock pursuant to
Section 1.7 and any dividends or other distributions pursuant to Section 1.11,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Internet Group Common Stock and any dividends or other distributions pursuant to Section 1.11. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Internet Group Common Stock into which their shares of Company Capital Stock were converted at the Effective Time and any dividends or distributions payable pursuant to
Section 1.11, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.11 as to the payment of dividends, to evidence the ownership of the number of full shares of Internet Group Common Stock into which such shares of Company Capital Stock shall have been so converted and any dividends or distributions payable pursuant to Section 1.11. If any portion of the Internet Group Common Stock, and cash in lieu of fractional shares thereof (and any dividends or distributions thereon) otherwise payable hereunder to any person, is to be issued or paid to a person other than the person in whose name the Certificate is registered, it shall be a condition to such issuance or payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance or payment to a person other than the registered holder of such Company Stock Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

1.11   Dividends, Fractional Shares, Etc.

       (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Internet Group Common Stock shall be paid with respect to any shares of Company Capital Stock represented by a

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Company Stock Certificate, nor shall any cash payment in lieu of fractional shares be paid with respect to any such shares, until such Company Stock Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the Internet Group Common Stock certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Internet Group Common Stock and not paid, less the amount of any withholding taxes which may be required thereon and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Internet Group Common Stock, less the amount of any withholding taxes which may be required thereon.

       (b) All shares of Internet Group Common Stock issued upon surrender of Company Stock Certificates in accordance with this Article I shall be deemed to be in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented thereby, and from and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article I.

       (c) No fractional shares of Internet Group Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Internet Group Common Stock pursuant to the Merger, cash adjustments will be paid to holders in respect of any fractional share of Internet Group Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the average closing price of Internet Group Common Stock for the first five trading days commencing on and immediately following the Closing Date.

       (d) Upon demand by Parent, the Exchange Agent shall deliver to Parent any portion of the Internet Group Common Stock made available to the Exchange Agent pursuant to Section 1.10 hereof, and cash in lieu of fractional shares thereof, that remains undistributed to holders of Company Capital Stock one year after the Effective Time. Holders of Certificates who have not complied with this Article I prior to such demand shall thereafter look only to Parent for payment of any claim to such Internet Group Common Stock and dividends or distributions, if any, in respect thereof.

       (e) None of Parent, Acquisition Company, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by any holder of Company Capital Stock immediately prior to such time when such amounts would otherwise escheat to or become the

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property of any Governmental Body (as defined in Section 2.5), shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

       (f) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Internet Group Common Stock, and cash in lieu of fractional shares thereof (and any dividends or distributions thereon) otherwise payable hereunder to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

       (g) In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable merger consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Internet Group Common Stock deliverable in respect thereof pursuant to this Agreement.

1.12   Rule 145.

       Subject to applicable law, Company Stock Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement in substantially the form attached hereto as Exhibit D from such person agreeing to comply with the provisions of Rule 145 under the Securities Act.

1.13   Tax Consequences.

       It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(B) and (a)(2)(E) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND ACQUISITION COMPANY

       Each of Parent and Acquisition Company hereby, jointly and severally, represents and warrants to the Company, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by Parent to the Company (the "Parent Disclosure

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Schedule"), as of the date hereof and as of the Effective Time as though made at the Effective Time, as follows:

2.1    Organization of Parent and Acquisition Company.

       Each of Parent and Acquisition Company is a corporation duly organized, validly existing and in good standing under Delaware law. Each corporation or general partnership included in the Internet Group (the "Internet Group Companies") is a corporation or partnership, as the case may be, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each of the Internet Group Companies is, directly or indirectly, wholly owned by Parent, or will be wholly owned by Parent as a result of the Merger. Each of Parent, Acquisition Company and each of the Internet Group Companies that is a corporation has the corporate power to own its properties and to carry on its business as now being conducted. Each of Parent and the Internet Group Companies that is a corporation is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent or on the Internet Group, as the case may be. Each of the Internet Group Companies that is a partnership has the legal power to own its properties and to carry on its business as now conducted, and is duly qualified to do business and in good standing as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent or on the Internet Group, as the case may be. For all purposes of this Agreement, the term "Material Adverse Effect" means any change, event or effect that would be reasonably likely to have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the entity or business referred to together with its subsidiaries, if any, taken as a whole; provided, however,
                                                          --------  -------
that any adverse change, event or effect that is caused by (i) the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a Material Adverse Effect with respect to any party and (ii) any breach of any covenant hereunder by any action or failure to act by any of Parent or the Internet Group, on the one hand, or the Company, on the other hand, shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the other party. Parent has delivered a true and correct copy of its Restated Certificate of Incorporation and Bylaws and the charter or other organizational documents of each of the Internet Group Companies, each as amended to date, to the Company.

2.2    Parent Capital Structure.

       (a) The authorized capital stock of Parent consists of 3,600,000,000 shares of Parent Common Stock, of which 2,060,734,292 shares were issued and outstanding as of July 1, 1999 and 100,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of July 1, 1999. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Restated Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound and have been issued in compliance with federal and state securities

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laws. There are no accrued or unpaid dividends with respect to any shares of
Parent Capital Stock. Parent has no other capital stock authorized, issued or outstanding.

       (b) Except for those plans of Parent set forth in the Parent SEC Documents (as defined in Section 2.6) or set forth in Section 2.2(b) of the Parent Disclosure Schedule (the "Parent Stock Plans"), there is no stock option plan or other plan providing for equity compensation maintained by Parent. There are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Parent or any subsidiary of Parent is a party or by which it is bound obligating Parent or any subsidiary of Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or interests in any subsidiary of Parent, as the case may be, or obligating Parent or any subsidiary of Parent to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. To Parent's knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Parent or any subsidiary of Parent.

       (c) The authorized capital stock of Acquisition Company ("Acquisition Company Capital Stock") consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding as of the date hereof and as of the Effective Time. All outstanding shares of Acquisition Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Acquisition Company or any agreement to which Acquisition Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Acquisition Company Capital Stock. Acquisition Company has no other capital stock authorized, issued or outstanding.

2.3    Authority.

       Each of Parent and Acquisition Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Acquisition Company, and no further action is required on the part of Parent or Acquisition Company to authorize this Agreement and the transactions contemplated hereby, subject only to the approval of the holders of Parent Common Stock of the Parent Charter Amendment and the issuance of the Internet Group Common Stock in connection with the Merger. This Agreement, the Parent Charter Amendment and the Merger have been approved unanimously by the Boards of Directors of Parent and, as applicable, Acquisition Company and by the stockholder of Acquisition Company. This Agreement has been, and all agreements to be executed and delivered in connection with the transactions contemplated hereby by Parent or Acquisition Company will be, duly executed and delivered by Parent or Acquisition Company, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Parent or Acquisition Company, as the case may be, enforceable in accordance with their respective terms,

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except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

2.4    No Conflict.

       Except as set forth in Section 2.4 of the Parent Disclosure Schedule, the execution and delivery of this Agreement do not, and all agreements to be executed and delivered in connection with the transactions contemplated hereby by Parent or Acquisition Company will not, and the performance and consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict"), (i) any provision of the Restated Certificate of Incorporation or Bylaws of Parent or Certificate of Incorporation or Bylaws of Acquisition Company or the charter or organizational documents of any of the Internet Group Companies, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent, Acquisition Company or any of their subsidiaries or any of their material properties or assets are subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Acquisition Company or any of their subsidiaries or their respective material properties or assets, except, in the case of clauses (ii) and (iii) above, as would not have a Material Adverse Effect on Parent or the Internet Group.

2.5    Consents.

       Except as set forth in Section 2.5 of the Parent Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other party is required by or with respect to Parent, Acquisition Company or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Joint Proxy Statement of Parent and the Company, as amended from time to time through effectiveness (the "Joint Proxy Statement"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the solicitation of the approval of the stockholders of Parent of the Parent Charter Amendment, (ii) the filing with the SEC of a Registration Statement on Form S-4 (the "Form S-4 Registration Statement") pursuant to the Securities Act with respect to those shares of Internet Group Common Stock issuable in the Merger, in which the Joint Proxy Statement will be included as part of the Form S-4 Registration Statement,
(iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iv) the filing of the Parent Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware, (v) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) the approval of the stockholders of Parent of the Parent Charter Amendment, (vii) any other such filings

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or approvals as may be required under Delaware law and (viii) such consents, waivers, approvals, orders authorizations, registrations, declarations, and filings, which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the Internet Group or prevent or materially delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

2.6    SEC Documents and Parent Financial Statements.

       Parent has furnished the Company with a true and complete copy of all of its filings with the SEC since January 1, 1998 through the date hereof (the "Parent SEC Documents"). Each of the Parent SEC Documents when filed (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and (ii) was true and correct in all material respects and did not omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in each case as superseded in any subsequent filings. All financial statements (including any related schedules or notes) of Parent included in the Parent SEC Documents were prepared in accordance with United States generally accepted accounting principals, consistently applied ("GAAP"), are consistent with each other and present fairly in all material respects the consolidated financial condition and consolidated operating results and cash flows of Parent as of their respective dates and during the periods indicated therein, subject, in the case of unaudited statements, to normal year-end adjustments, which will not be material in amount. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability. Parent's unaudited consolidated balance sheet as of March 31, 1999 included in the Parent SEC Documents is referred to herein as the "Parent Current Balance Sheet," and Parent's audited consolidated balance sheet as of September 30, 1998 and its audited consolidated statements of operations and cash flows for the year then ended included in the Parent SEC Documents are referred to herein as the "Parent Financials."

2.7    Internet Group Common Stock; Internet Group Companies and Business.

       When issued and delivered in accordance with the terms of this Agreement, the Internet Group Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar right. Except as set forth in Section 2.7 of the Parent Disclosure Schedule, there is no stock option plan or other plan providing for equity compensation maintained by Internet Group. Except as set forth in Section 2.7 of the Parent Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Parent or any subsidiary of Parent is a party or by which it is bound obligating Parent or any subsidiary of Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Internet Group Common Stock (except in exchange for Company Options pursuant to Section
1.7 above) or interests in any of the Internet Group Companies, as the case may be. Except as set forth in Section 2.7 of the Parent Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Internet Group Common Stock. Except as set forth in Section 2.7 of the Parent Disclosure Schedule, there are no minority interests or options, calls or other rights to acquire whatsoever any equity or other interests (ownership, economic or otherwise) in any of the Internet Group Companies or the business or assets of the Internet Group.

2.8    Ownership of Acquisition Company; No Prior Activities.

       Acquisition Company is a wholly owned, direct subsidiary of Parent created solely for the purpose of effecting the Merger. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Company has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

2.9    Internet Group Financial Statements.

       Section 2.9 of the Parent Disclosure Schedule sets forth the Internet Group's (i) audited combined balance sheet as of September 30, 1998 and the statements of operations and cash flows for the year then ended, including notes thereto (the "Year-End Financials"), and (ii) unaudited combined balance sheet as of March 31, 1999 and the related combined statements of operations and cash flows for the six months then ended (the "Interim Financials"). Such Year-End Financials have been prepared with a materiality standard based upon the Internet Group and not Parent taken as a whole. Except as otherwise specifically described in Section 2.9 of the Parent Disclosure Schedule, the Year-End Financials and the Interim Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and are consistent with each other, and each of the Year-End Financials and the Interim Financials have been prepared as though the Parent Common Stock Policies, as will be applied following the Effective Time, had been in place for, and applied consistently during, such periods (except with respect to the royalties payable to Parent in connection with DisneyStore.com). The Year-End Financials and Interim Financials present fairly in all material respects the combined financial condition and combined operating results of the Internet Group as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which will not be material in amount. As of the date hereof, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements of the Internet Group in conformity with GAAP and to maintain asset accountability. The Internet Group combined balance sheet as of March 31, 1999 included in the Interim Financials shall be hereinafter referred to as the "Current Balance Sheet."

2.10   No Changes.

       Since March 31, 1999, except as otherwise expressly contemplated by this Agreement, the Internet Group's business has been conducted in the ordinary course consistent with past practice and there has not been any action, event, occurrence, development, change in method of doing business or state of circumstances or facts that, individually or in the aggregate, has had a Material Adverse Effect on the Internet Group.

2.11   Restrictions on Business Activities.

       Except as described in Section 2.11 of the Parent Disclosure Schedule as of the date hereof, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Parent or any of its subsidiaries is a party or otherwise binding upon Parent or its subsidiaries which has the effect of prohibiting any business practice of the Internet Group, any acquisition of property (tangible or intangible) by the Internet Group or the conduct of the business by the Internet Group which would have a Material Adverse Effect on the Internet Group and the Company taken as a whole. Without limiting the foregoing, as of the date hereof, none of Parent or its subsidiaries has entered into any agreement under which any of the Internet Group Companies is restricted from selling, licensing or otherwise distributing any of its material technology or products to or providing services to or selling advertising to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any market which would have a Material Adverse Effect on the Internet Group and the Company taken as a whole.

2.12   Title to Properties; Absence of Liens and Encumbrances.

       (a) Section 2.12(a) of the Parent Disclosure Schedule sets forth a list of all real property used in the business of the Internet Group that would be required to be identified by Item 102 of Regulation S-K.

       (b) Except as set forth in Section 2.12(b) of the Parent Disclosure Schedule, either Parent, its subsidiaries or the Internet Group Companies, as the case may be, has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, used or held for use in connection with business of the Internet Group, free and clear of any Liens (as defined in Section 3.12), except (i) as reflected in the Current Balance Sheet,
(ii) for Taxes (as defined in Section 3.12) not yet due and payable or delinquent and (iii) where such imperfections of title and encumbrances, if any, are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.13   Intellectual Property.

       (a) For the purposes of this Agreement, the following terms have the following definitions:

             "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (v) all databases and data collections and all rights therein throughout the world; (vi) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, all rights of publicity and privacy; (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) all documentation related to any of the foregoing.

              "Internet Group Intellectual Property" shall mean any Intellectual Property that is (i) owned by or exclusively licensed to Parent, any of the Internet Group Companies or any of their respective subsidiaries and (ii) used in connection with the business of the Internet Group, but in all events excluding (A) Intellectual Property owned by the Company or the Company Subsidiaries other than ABC News/Starwave Partners (d/b/a ABC News Internet Ventures) ("AIV") and ESPN/Starware Partners (d/b/a ESPN Internet Ventures) ("EIV"), which Intellectual Property is exclusively licensed to AIV or EIV, (B) Intellectual Property that is or was developed or owned by AIV or EIV and (C) Intellectual Property that is or was jointly developed, funded or owned by the Company or any of the Company Subsidiaries (other than AIV and EIV) on the one hand and Parent or any of the Internet Group Companies or their respective subsidiaries (other than AIV and EIV) on the other hand.

              "Registered Intellectual Property" shall mean all United
States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Internet Group Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

       (b) Section 2.13(b) of the Parent Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, Parent, any of the Internet Group Companies or any of their respective subsidiaries except such Registered Intellectual Property the absence of which would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business and which is used primarily in connection with the business of the Internet Group (the " Internet Group Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Internet Group Registered Intellectual Property, except for any proceedings which, if adversely determined, would not have a Material Adverse Effect on the Internet Group.

       (c) Except as set forth in Section 2.13(c) of the Parent Disclosure Schedule or as would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, each item of Internet Group Intellectual Property owned by Parent, any Internet Group Companies or their respective subsidiaries, including all Internet Group Registered Intellectual Property listed in Section 2.13(b) of the Parent Disclosure Schedule, is free and clear of any Liens, except for Liens for Taxes not yet due and payable or delinquent. Except as set forth in Section 2.13(c) of the Parent Disclosure Schedule or as would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, one or more of Parent, the Internet Group Companies or any of their respective subsidiaries, as the case may be, (i) is the exclusive owner or has valid and enforceable rights to use of all trade names, logos, common law trademarks and service marks used in connection with the operation or conduct of the business of the Internet Group as currently conducted, including the sale of any products or technology or the provision of any services by the Internet Group; and (ii) is the exclusive owner of or has valid and enforceable rights to use, all copyrighted works that are Parent's or any of the Internet Group Companies' or any of their respective subsidiaries', as the case may be, products or other works of authorship used in connection with the operation or conduct of the Internet Group's business as currently conducted, including the sale of any products or technology or the provision of any services by the Internet Group.

       (d) Except as set forth in Section 2.13(d) of the Parent Disclosure Schedule and except for any transfers, grants or authorizations that have not or do not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, none of Parent or the Internet Group Companies or any of their respective subsidiaries has transferred ownership of or authorized the retention of any rights to use any Internet Group Intellectual Property to any other person.

       (e) Except (i) as set forth in Section 2.13(e) of the Parent Disclosure Schedule, (ii) for Intellectual Property the absence of which would not have a Material Adverse Effect on the Internet Group, (iii) for "shrink-wrap" software and similar widely available commercial end-user software used by the Internet Group or in the conduct of the Internet Group's business, and (iv) open source and similar free software available generally without payment of any royalties or other license fees: the Internet Group Intellectual Property constitutes all of the Intellectual Property used in or necessary to the conduct of the Internet Group's business as currently conducted, including, without limitation, the design, development, copying, performance, display, creation of derivative works, distribution, manufacture, use, import, license and sale of the products, technology and services of the Internet Group. Except as set forth in Section 2.13(e) of the Parent Disclosure Schedule, no person who has licensed Internet Group Intellectual Property to Parent or any of the Internet Group Companies or any of their respective subsidiaries has ownership rights or license rights to improvements in such licensed Internet Group Intellectual Property, provided that the foregoing shall apply only to improvements (A) the absence of which would have a Material Adverse Effect on the Internet Group or the conduct of Internet Group's business and (B) which were made by Parent, any Internet Group Company or any of their respective subsidiaries.

       (f) Except for "shrink-wrap" and similar widely available commercial end-user licenses or contracts, licenses and agreements the existence, termination or breach of which would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, the contracts, licenses and agreements listed in Section 2.13(f) of the Parent Disclosure
Schedule include all contracts, licenses and agreements to which Parent, any of the Internet Group Companies or any of their respective subsidiaries is a party with respect to any Internet Group Intellectual Property.

       (g) Except as set forth in Section 2.13(g) of the Parent Disclosure Schedule or except for matters which, if adversely determined, would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business: the operation of the Internet Group's business as currently conducted, including, without limitation, the design, development, copying, performance, display, creation of derivative works, distribution, manufacture, use, import, license and sale of the products, technology and services of the Internet Group, does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including, but not limited to, rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any relevant jurisdiction; and none of Parent, the Internet Group Companies or any of their respective subsidiaries has received notice from any person claiming that such operation, or any act, product, technology or service of the Internet Group infringes or misappropriates the Intellectual Property of any person, or that Parent, any of the Internet Group Companies or any of their respective subsidiaries has engaged in unfair competition or trade practices under the laws of any relevant jurisdiction (nor does Parent, any Internet Group Company or any of their respective subsidiaries have knowledge of any basis therefor).

       (h) All necessary registration, maintenance and renewal fees in connection with the Internet Group Registered Intellectual Property the absence of which would have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business have been paid and all necessary documents and certificates in connection with such Internet Group Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property when commercially reasonable.

       (i) Except as set forth in Section 2.13(i) of the Parent Disclosure Schedule or for those contracts, licenses or agreements the existence, termination or breach of which would not have a Material Adverse Effect on the Internet Group or the conduct of Internet Group's business, there are no contracts, licenses or agreements between Parent, any of the Internet Group Companies or any of their respective subsidiaries and any other person with respect to Internet Group Intellectual Property under which there is any dispute regarding the scope of such contract, license or agreement or performance under such contract, license or agreement, including with respect to any payments to be made or received by Parent, any of the Internet Group Companies or any of their respective subsidiaries, as the case may be, which, if adversely determined, would have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business.

       (j) Except as set forth in Section 2.13(j) of the Parent Disclosure Schedule or for pending claims which, if successfully asserted, would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, there is no pending claim by Parent, any of the Internet Group Companies or any of their respective subsidiaries against any person for infringing or misappropriating any Internet Group Intellectual Property. Without limiting the foregoing, to the knowledge of Parent, any of the Internet Group Companies or any of their respective subsidiaries, there is no pending claim by any person other than Parent, any of the Internet Group Companies or any of their respective subsidiaries against any person for infringing or misappropriating any Internet Group Intellectual Property, which claim, if adversely determined, would have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business.

       (k) Except as set forth in Section 2.13(k) of the Parent Disclosure Schedule or as would not have a Material Adverse Effect on the conduct of the Internet Group or the Internet Group's business as currently conducted, no Internet Group Intellectual Property or product, technology or service of the Internet Group is subject to any proceeding or outstanding decree, order, judgment, settlement or other similar agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Parent, any of the Internet Group Companies or any of their respective subsidiaries, as the case may be, or would affect the validity, use or enforceability of such Internet Group Intellectual Property.

       (l) The consummation of the transaction contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Parent, any of the Internet Group Companies or any of their respective subsidiaries in any Internet Group Intellectual Property material to the Internet Group, or result in the breach or termination of any license, contract or agreement to which any of the foregoing persons are a party with respect to any Internet Group Intellectual Property material to the Internet Group. The consummation of the transactions contemplated by this Agreement will not cause or obligate Parent, any of the Internet Group Companies or any of their respective subsidiaries to (i) grant to any third party any rights or licenses with respect to any Internet Group Intellectual Property material to the Internet Group, or (ii) pay any royalties or other amounts with respect to Internet Group Intellectual Property material to the Internet Group in excess of those being paid prior to the Effective Time.

2.14   Agreements, Contracts and Commitments.

       Section 2.14 of the Parent Disclosure Schedule sets forth all material agreements, contracts, covenants, instruments, leases, licenses or commitments of the Internet Group (collectively, the "Internet Group Contracts"). Parent and each of its subsidiaries is in compliance in all material respects with, and has not, in any material respects, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted in such manner under, any of the terms or conditions of the Internet Group Contracts, nor does Parent have knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Internet Group Contract is in full force and effect and, to the knowledge of Parent, is not subject to any material default thereunder by any party obligated to Parent or any of its subsidiaries pursuant thereto. Parent and each of its subsidiaries has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Internet Group Contract as are required thereunder in connection with the Merger or for such Internet Group Contracts to remain in effect without material modification after the Effective Time. Following the Effective Time, Parent and each of its subsidiaries will be permitted to exercise all of their respective rights under each Internet Group Contract then in effect without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Parent or any of its subsidiaries would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

2.15   Litigation.

       Except as set forth in the Parent SEC Documents or in Section 2.15 of the Parent Disclosure Schedule, as of the date hereof, there is no material action, suit or proceeding of any nature pending, or, to Parent's knowledge threatened, against Parent, any of its subsidiaries or the Internet Group Companies, their properties or any of their officers or directors, relating to the Internet Group. To Parent's knowledge, as of the date hereof, there is no material investigation pending or threatened against Parent, or any of its subsidiaries or the Internet Group Companies or their properties (nor, to the knowledge of Parent, is there any reasonable basis therefor), relating to the Internet Group by or before any Governmental Body.

2.16   Governmental Authorizations.

         Section 2.16 of the Parent Disclosure Schedule sets forth each consent, license, permit, grant or other authorization issued to Parent or its subsidiaries by a Governmental Body (i) pursuant to which the Internet Group currently operates or holds any interest in any of their properties or (ii) which is required for the operation of the Internet Group's business or the holding of any such interest, in each case the absence of which would have a Material Adverse Effect on the Internet Group (herein collectively called the "Internet Group Authorizations"). The Internet Group Authorizations are in full force and effect and constitute all licenses, permits, grants or other authorizations by Governmental Bodies required to permit the Internet Group to operate or conduct its business or hold any interest in its properties or assets, in each case except to the extent that would not result in a Material Adverse Effect on the Internet Group.

2.17   Minute Books.

       The minutes of the Internet Group Companies made available to counsel for the Company are the only minutes of the Internet Group Companies.

2.18   Environmental Matters.

       (a) Hazardous Material. Except as would not have a Material Adverse Effect on the Internet Group: none of the Internet Group Companies has: (i) operated any underground storage tanks at any property that any Internet Group Company has at any time owned, operated, occupied or leased; or (ii) illegally released in violation of applicable environmental laws as in effect at the time of such release any material amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and ureaformaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office, maintenance and janitorial supplies used in the ordinary course of business (a "Hazardous Material"). No Hazardous Materials are present as a result of the deliberate actions of Parent or any of its subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Internet Group Company currently owns, operates, occupies or leases, except for such Hazardous Materials which would not have a Material Adverse Effect on the Internet Group.

       (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on the Internet Group: none of the Internet Group Companies has illegally transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any environmental law as in effect at the time of such transport, storage, use, manufacture, disposal, release or exposure, nor has any Internet Group Company illegally disposed of, transported, sold, or manufactured any product containing a Hazardous Material in violation of any environmental law as in effect at the time of such transport, manufacture, disposal or sale (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities").

       (c) Permits. Except as would not have a Material Adverse Effect on the Internet Group, Parent and its subsidiaries currently hold all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits"), if any, necessary for the conduct of any Hazardous Material Activities by any Internet Group Company and the other businesses of Internet Group as such activities and businesses are currently being conducted.

       (d) Environmental Liabilities. Except as would not have a Material Adverse Effect on the Internet Group, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending and served or, to Parent's knowledge threatened, against Parent or any subsidiary of Parent concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Internet Group. Except as would not have a Material Adverse Effect on the Internet Group, Parent has no knowledge of any fact or circumstance which would reasonably be expected to involve the Internet Group in any environmental litigation or impose upon the Internet Group any environmental liability.

The representations set forth in this Section 2.18 are the sole and exclusive representations of Parent with respect to the subject matter hereof, including, without limitation, with respect to environmental laws, Environmental Permits, Hazardous Materials or Hazardous Materials Activities.

2.19   Brokers' and Finders' Fees.

       Except as set forth in Section 2.19 of the Parent Disclosure Schedule, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.20   Employee Benefit Plans; Employment Matters.

       (a)   Definitions.

             For purposes of this Section 2.20, the following terms shall have the meanings set forth below:

             (i) "Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

             (ii) "Employee Plan" shall refer to any plan, program, policy, contract or agreement or other arrangement providing for bonuses, severance or retention payments or benefits, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock- related awards, or fringe benefits, or other employee benefits of any kind, written or otherwise, funded or unfunded, including, without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by Parent or any affiliate for the benefit of any Employee, and pursuant to which Parent or any affiliate has or may have any material liability, contingent or otherwise.

             (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of Parent or any of its subsidiaries who performs services to the Internet Group.

       (b) Employee Plans. Except as disclosed in the Parent SEC Documents or as would not have a Material Adverse Effect on the Internet Group, all Employee Plans are in compliance with all applicable requirements of law, including ERISA and the Code, and in compliance with the terms of such Employee Plans.


       (c)   Employment Matters.

       Except as disclosed in the Parent SEC Documents or as would not have a Material Adverse Effect on the Internet Group, as of the Effective Time. Parent and its subsidiaries will be in compliance in all material respects with all material applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees.

2.21   Parent Charter Amendment and Parent Common Stock Policies.

       The Board of Directors of Parent has unanimously approved (i) the Parent Charter Amendment, which amendment, subject to the approval of the holders of a majority of the shares of Parent Common Stock outstanding as of the record date for the Parent Stockholders Meeting (as defined in Section 5.2) and the filing thereof with the Secretary of State of Delaware, will become effective immediately prior to the Effective Time and (ii) the Parent Common Stock Policies which will become effective as of the Effective Time.

2.22   Compliance with Laws.

       Parent and its subsidiaries have complied in all material respects with, are not in material violation of, and have not received any notices of material violation with respect to, any material federal, state or local statute, law or regulation relating to the operation of the Internet Group's business.

2.23   Opinion of Financial Advisor.

       The Board of Directors of Parent has received an opinion of Goldman Sachs & Co. to the effect that, as of the date hereof, the consideration to be paid by Parent pursuant to this Agreement is fair to Parent from a financial point of view.

2.24    Reorganization.

       As of the date hereof, Parent does not have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to Parent, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company to Parent (the "Company Disclosure Schedule"), as of the date hereof and as of the Effective Time as though made at the Effective Time, as follows:

3.1    Organization, Standing and Power.

       The Company is a corporation duly organized, validly existing and in good standing under Delaware law. The Company has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has delivered to Parent a true and correct copy of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, as amended to date. Each of the Company Subsidiaries (as defined in Section 3.2) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate or other applicable power to own its property and to carry on its business as now being conducted. Each of the Company Subsidiaries is duly qualified to do business and in good standing in each jurisdiction outside of the jurisdiction of its incorporation or formation in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has made available a true and correct copy of the charter and bylaws or other organizational document of each of the Company Subsidiaries, each as amended to date, to Parent.

3.2    Company Subsidiaries.

       Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not have, and has never had, any subsidiaries, in each case that would be required to be listed as a "Subsidiary" in exhibits to the periodic reports of the Company under the Exchange Act. The entities set forth in Section 3.2 of the Company Disclosure Schedule are hereinafter occasionally referred to individually as a "Company Subsidiary" and collectively as the "Company Subsidiaries," except as otherwise set forth in Section 3.2 of the Company Disclosure Schedule. Section 3.2 of the Company Disclosure Schedule also sets forth the form and percentage interest of the Company in the Company Subsidiaries and, to the extent that a Company Subsidiary set forth thereon is not wholly owned by the Company, lists the other person or persons, or entity or entities, who have an interest in such Company Subsidiary and the percentage of such interest.

3.3    Authority; No Conflict; Consents.

       The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement or the transactions contemplated hereby, subject only to the approval of this Agreement by the Company's stockholders (which approval must include approval by more than 50% of the Company's total current voting power held by the Disinterested Stockholders (as defined below)). This Agreement and the Merger have been unanimously approved by "Disinterested Directors" of the Company, as defined in the Amended and Restated Certificate of Incorporation of the Company. The Disinterested Directors of the Company have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof no restrictive provision of any "fair price," "moratorium," "control-share acquisition," "interested stockholders" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the Delaware General Corporation Law) or restrictive provision of any applicable anti-takeover provision in the Amended and Restated Certificate of Incorporation or Bylaws of the Company is, or at the closing of the transactions contemplated hereby will be, applicable to the Company, Parent, Acquisition Company and the Parent Common Stock, the Merger or any other transaction contemplated by this Agreement and so that the transactions contemplated hereby and by the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby. This Agreement has been, and all agreements to be executed and delivered in connection with the transactions contemplated hereby by the Company or any of the Company Subsidiaries will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery by the Company of this Agreement does not, and all agreements to be executed and delivered in connection with the transactions contemplated hereby by the Company or any of the Company Subsidiaries will not, and the performance and consummation of the transactions contemplated hereby and thereby will not, result in any Conflict with (i) any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Company, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any Company Subsidiary, or any of their properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets, except in the case of clauses (ii) and (iii) above, as would not have a Material Adverse Effect on the Company. Except as set forth in Section 3.3 of the Company Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other party is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the

SEC of the Joint Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws,
(iv) any applicable filings required under the HSR Act, (v) the approval of this Agreement and the Merger by the Company's stockholders (which approval must include approval by more than 50% of the Company's total current voting power held by the "Disinterested Stockholders" of the Company, as defined in the Company's Amended and Restated Certificate of Incorporation), (vi) any other such filings or approvals as may be required under Delaware law and (vii) such consents, waivers, approvals, orders authorizations, registrations, declarations, and filings, which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

3.4    Company Capital Structure.

       (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock of which 62,169,544 shares are issued and outstanding as of June 30, 1999, and 25,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Capital Stock have been duly authorized, and are validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Amended and Restated Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

       (b) Except for those option plans of the Company set forth in the Company SEC Documents (as defined in Section 3.5) (the "Company Option Plans"), there is no stock option plan or other plan providing for equity compensation of any person maintained by the Company or a Company Subsidiary. As of June 30, 1999, the Company has reserved 13,825,000 shares of Company Capital Stock for issuance to employees and consultants pursuant to the Company Option Plans, of which options to purchase 11,318,423 shares of Company Capital Stock have been issued as of the date hereof, of which 9,797,948 shares remain subject to options unexercised as of the date hereof. Section 3.4(b) of the Company Disclosure Schedule sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested as of the most recent practicable date, and sets forth the name of the holder of any Company Options, the number of shares of Company Capital Stock subject to such Company Options and the vesting schedule for such Company Options, including the extent vested to date. Except as set forth in
Section 3.4(b) of the Company Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting or Company Options, and there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or interests in any Company Subsidiary, as the case may be, or obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Company Subsidiary. Except as contemplated by this Agreement, to the Company's knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Company Subsidiary.

3.5    SEC Documents and Company Financial Statements.

       The Company has furnished Parent with a true and complete copy of all of its filings with the SEC since January 1, 1998 through the date hereof (the "Company SEC Documents"). Each of the Company SEC Documents when filed (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and (ii) was true and correct in all material respects and did not omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in each case as superseded in any subsequent filings. All financial statements (including any related Schedules or notes) of the Company included in the Company SEC Documents were prepared in accordance with GAAP, are consistent with each other, and fairly present in all material respects the consolidated financial condition and consolidated operating results and cash flows of the Company as of their respective dates and during the periods indicated therein, subject, in the case of unaudited financial statements, to normal year-end adjustments, which will not be material in amount. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability. The Company's unaudited consolidated balance sheet as of March 31, 1999 included within the Company SEC Documents is referred to herein as the "Company Current Balance Sheet," and the Company's audited consolidated balance sheet as of October 3, 1998 and its audited consolidated statements of operations and cash flows for the period then ended included in the Company SEC Documents are referred to herein as the "Company Financials."

3.6    No Undisclosed Liabilities.

       Except (i) as reflected in the Company Current Balance Sheet, (ii) as set forth in Section 3.6 to the Company Disclosure Schedule, or (iii) with respect to any matter arising in the ordinary course of business consistent with past practices since March 31, 1999, the Company and the Company Subsidiaries have no liability, indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of any type, including any related to Taxes, whether accrued, absolute, contingent, matured, unmatured or other, which individually or in the aggregate are required to be reflected or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries in accordance with GAAP, or that, individually or in the aggregate, would have a Material Adverse Effect on the Company. In addition, since March 31, 1999, there has not been any declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock or any material change in accounting methods or practices by the Company or any Company Subsidiary.

3.7    No Changes.

       Since the date of the Company Current Balance Sheet, except as otherwise expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any action, event, occurrence, development, change in method of doing business or state of circumstances or facts that, individually or in the aggregate, has had a Material Adverse Effect on Company.

3.8    Restrictions on Business Activities.

       Except as described in Section 3.8 of the Company Disclosure Schedule as of the date hereof, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of the Company Subsidiaries is a party or otherwise binding upon the Company or the Company Subsidiaries which has the effect of prohibiting any business practice of the Company, any acquisition or property (tangible or intangible) by the Company or the conduct of the business by the Company which would have a Material Adverse Effect on the Company and the Internet Group taken as a whole. Without limiting the foregoing, as of the date hereof, none of the Company or the Company Subsidiaries has entered into any agreement under which the Company or any of the Company Subsidiaries is restricted from selling, licensing or otherwise distributing any of its material technology or products to or providing services to or selling advertising to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any market which would have a Material Adverse Effect on the Company and the Internet Group taken as a whole.

3.9    Title to Properties; Absence of Liens and Encumbrances.

       The Company SEC Documents set forth all material real property used in the Company's business. The Company or the Company Subsidiaries, as the case may be, has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, used or held for use in connection with business of the Company and the Company Subsidiaries, free and clear of any Liens, except (i) as reflected in the Company Current Balance Sheet, (ii) for Taxes not yet due and payable or delinquent and (iii) where such imperfections of title and encumbrances, if any, are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

3.10   Brokers' and Finders' Fees.

       Except for those fees payable to Merrill Lynch & Co., Inc. ("Merrill Lynch"), as financial advisor to the Company (the "Company Financial Advisor") pursuant to an engagement letter, a true and correct copy of which has been furnished to Parent, neither the Company nor any Company Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.11   Litigation.

       Except as set forth in the Company SEC Documents or in Section 3.11 of the Company Disclosure Schedule, as of the date hereof, there is no material action, suit or proceeding of any nature pending, or, to the Company's knowledge threatened, against the Company or any of the Company Subsidiaries, their properties or any of their officers or directors. To the Company's knowledge, as of the date hereof, there is no material investigation pending or threatened against the Company or any of the Company Subsidiaries, their properties or any of their officers or directors (nor, to the knowledge of the Company, is there any reasonable basis therefor) by or before any Governmental Body.

3.12   Taxes.

       (a)   Tax Definitions.

             (i) "Tax" or, collectively, "Taxes" means (A) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (ii) "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) relating to and filing or required to be filed with a Taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

              (iii) "Lien" means any lien, pledge, charge, claim, restriction or transfer, mortgage, security interest or other encumbrance of any sort.

        (b)   Tax Returns and Audits.

              (i) As of the Effective Time, the Company and the Company Subsidiaries will have prepared and timely filed (or caused to be prepared and timely filed) all required federal Tax Returns and all material, state, local and foreign Tax Returns, relating to any and all Taxes concerning or attributable to the Company and the Company Subsidiaries or their operations and such Tax Returns shall be true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Notwithstanding the foregoing, no representation is made hereby regarding the size or availability of net operating losses of the Company or the Company Subsidiaries.

              (ii) Except to the extent the failure to do so would not be material, as of the Effective Time, the Company and each of the Company Subsidiaries (A) will have paid (or caused to be paid) all Taxes that the Company or any Company Subsidiary is required to pay and will have withheld (or caused to be withheld) with respect to employees of the Company and/or the Company Subsidiaries, or otherwise, all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Company Financials, all Taxes attributable to the operations of the Company and the Company Subsidiaries for the periods covered by the Company Financials in accordance with GAAP. The Company and the Company Subsidiaries will not have incurred any material liability for Taxes for the period from the date of the Company Current Balance Sheet to the Effective Time other than in the ordinary course of business;

              (iii) There has been no delinquency in the payment of any material, unaccrued Tax with respect to the Company, any of the Company Subsidiaries or their operations, nor is there any material Tax deficiency outstanding, assessed or proposed with respect to the operations of the Company or any of the Company Subsidiaries, nor has the Company or any of the Company Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax relating to the Company or any of the Company Subsidiaries;

              (iv) No audit or other examination of any federal Tax Return or any material state, local or foreign Tax Return relating to Taxes with respect to the Company or any Company Subsidiary is presently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination;

              (v) There are (and there will be immediately following the Effective Time) no Liens on the assets of the Company or any of the Company Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable;

              (vi) Other than with respect to Parent or its subsidiaries, neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing, Tax indemnification or Tax allocation agreement nor does the Company or any of the Company Subsidiaries owe any amount under any such agreement;

              (vii) Neither the Company nor any of the Company Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or a Company Subsidiary;

              (viii) The Company and each of the Company Subsidiaries have made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Tax Returns for the Company and each Company Subsidiary filed for all periods since its inception; and

              (ix) Notwithstanding anything herein to the contrary, no representation or warranty with respect to Taxes is made concerning any Tax liability to Parent or any of its subsidiaries or any Tax matter whatsoever arising out of transactions contemplated by this Agreement.

       (c)   Compensation Taxes.

       There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including, but not limited to, the provisions of this Agreement, covering any service provider or former service provider to the Company or any Company Subsidiary, which as a result of the Merger (either alone or together with the occurrence of any additional or subsequent events), could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

       (d)   Reorganization.

       As of the date hereof, the Company does not have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code.


3.13   Employee Benefit Plans; Compensation.

       (a)   Definitions.

             For purposes of this Section 3.13, the following terms shall have the meanings set forth below:

             (i) As used in this Section 3.13, "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of
Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

             (ii) As used in this Section 3.13 and Section 4.1(a), "Employee Plan" shall refer to any plan, program, policy, contract, agreement or other arrangement providing for bonuses, severance or retention payments or benefits, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards or fringe benefits of any kind, written or otherwise, funded or unfunded, including, without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise.

             (iii) As used in this Section 3.13 and Section 4.1(a), "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any Affiliate.

             (iv) As used in this Section 3.13 and Section 4.1(a), "Employee Agreement" shall refer to each employment, severance, retention, stock option, stock purchase, restrictive covenant or other agreement or contract between the Company or any Affiliate and any Employee;

       (b) Schedule. Section 3.13(b) of the Company Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement. The Company has provided or made available to Parent true and complete copies of all Employee Plans and Employee Agreements, all written summaries or material employee communications relating thereto, and all governmental or regulatory filings, reports or material governmental or regulatory communications relating thereto.

       (c)   Employee Plan Compliance.

             (i) The Company has performed in all material respects all obligations required to be performed by it under each Employee Plan and Employee Agreement and each Employee Plan and Employee Agreement has been established and maintained in material conformity with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination;
(iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of the Company

Subsidiaries, Parent, Acquisition Company or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); and (v) there are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Employee Plan.

       (d)   No Pension Plans.

             The Company or any of its Affiliates does not now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

       (e)   No Multiemployer Plans.

             At no time has the Company or any of its Affiliates contributed to or been requested to contribute to any Employer Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

       (f)   No Post-Employment Obligations.

             No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and has not represented, promised or contracted (whether in oral or written form) to any Employee (other than (i) benefit coverage mandated by applicable law, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations thereunder ("COBRA"), (ii) benefits the full cost of which are borne by current or former employees of the Company (or such employees' beneficiaries or dependents); (iii) disability benefits under any of the Employee Plans; (iv) benefits under any Employment Agreement and (v) life insurance benefits for any Employee who dies while in service with the Company (either individually or to Employees as a group)) that such Employees(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

       (g)   Effect of Transaction.

             Except as set forth in Section 3.13(g) of the Company
Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, stock option or restricted stock vesting acceleration, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (except to the extent required by the Code and ERISA if Parent causes a partial or full termination to occur under any Employee Plan).

       (h)   Employment Matters.

             The Company (i) is in compliance in all material respects with all material applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees.

       (i)   Labor.

             The Company has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in any material liability to the Company, the Company Subsidiaries or any Affiliate. None of the Company or any Company Subsidiary is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

3.14   Compliance with Laws.

       The Company and the Company Subsidiaries have complied in all material respects with, are not in violation of, and have not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

3.15    Agreements, Contracts, Commitments.

       The Company and each Company Subsidiary is in compliance in all material respects with, and has not, in any material respects, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted in such manner under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment that is included in any Securities Act or Exchange Act filing of the Company as a "Material Contract" (collectively, "Company Contracts"), nor does the Company have knowledge of any event that would cause such a breach, violation or default with the lapse of time, giving of notice or both. Each Company Contract is in full force and effect and, to the knowledge of the Company, is not subject to any material default thereunder by any party obligated to the Company or the Company Subsidiaries pursuant thereto. The Company and each Company Subsidiary has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Company Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without material modification after the Effective Time. Following the Effective Time, the Company and each Company Subsidiary will be permitted to exercise all of their respective rights under each Contract then in effect without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or Company Subsidiaries would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

3.16   Intellectual Property.

       (a) For purposes of this Agreement, "Company Intellectual Property" shall mean any Intellectual Property owned by or exclusively licensed to the Company (including, without limitation, Patent Number 5,751,956 ("Method and Apparatus for Redirection of Server External Hyper-Link References")) (the "Click-On Patent") or any of the Company Subsidiaries, but in all events excluding: (i) Intellectual Property owned by or exclusively licensed to Starwave Corporation as of the Effective Time as defined in that certain Agreement and Plan of Reorganization, dated June 18, 1998, by and among Infoseek Corporation, a California corporation, Infoseek Corporation, a Delaware corporation, Starwave Corporation, a Washington corporation, and Disney Enterprises, Inc., a Delaware corporation; (ii) Intellectual Property owned by Parent, any of the Internet Group Companies or their respective subsidiaries other than AIV and EIV which Intellectual Property is exclusively licensed to AIV and EIV; (iii) Intellectual Property that is or was developed or owned by AIV or EIV; (iv) Intellectual Property that is or was developed, funded or owned by the Company or any of the Company Subsidiaries (other than AIV and EIV) on the one hand and Parent or any of the Internet Group Companies or any of their respective subsidiaries (other than AIV and EIV) on the other hand and (v) Licensor Properties (as defined in that certain License Agreement, dated June 18, 1998 (the "License Agreement") by and among Infoseek Corporation, a California corporation and Disney Enterprises, Inc., a Delaware corporation) exclusively licensed to the Company as of the Effective Date (as defined in the License Agreement).

       (b) Section 3.16(b) of the Company Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company or any Company Subsidiary except such Registered Intellectual Property the absence of which would not have a Material Adverse Effect on the Company or the conduct of the Company's business (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property, except for any proceeding which, if adversely determined, would not have a Material Adverse Effect on the Company.

       (c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company or the conduct of the Company's business, each item of Company Intellectual Property owned by Company or the Company Subsidiaries, including all Company Registered Intellectual Property listed in Section 3.16(b) of the Company Disclosure Schedule, is free and clear of any Liens, except for Liens for Taxes not yet due and payable or delinquent. Except as set forth in Section 3.16(c) of the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company, or the conduct of the Company's business, one or more of the Company and the Company Subsidiaries, as the case may be: (i) is the exclusive owner of or has valid and enforceable rights to use all trade names, logos common law trademarks and service marks used in connection with the operation or conduct of the business of the Company or any of the Company Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Company or any of the Company Subsidiaries and (ii) is the exclusive owner of or has valid and enforceable rights to use all copyrighted works that are the Company's or the Company Subsidiaries' products or any works of authorship used in connection with the operation or conduct of the business of the Company or any of the Company Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Company or any of the Company Subsidiaries.

       (d) Except as set forth in Section 3.16(d) of the Company Disclosure Schedule and except for any transfers, grants or authorizations that have not or do not have a Material Adverse Effect on the Company or the conduct of the Company's business, neither the Company nor any of the Company Subsidiaries has transferred ownership of or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other person.

       (e) Except (i) as set forth in Section 3.16(e) of the Company Disclosure Schedule, (ii) for Intellectual Property the absence of which would not have a Material Adverse Effect on the Company, (iii) "shrink-wrap" software and similar widely available commercial end-user software used by the Company or Company Subsidiaries or in the conduct or the Company's and the Company Subsidiaries' businesses, and (iv) open source and similar free software available generally without payment of any royalties or other license fees: the Company Intellectual Property constitutes all of the Intellectual Property used in or necessary to the conduct of the Company's and the Company Subsidiaries' business as currently conducted, including, without limitation, the design, development, copying, performance, display, creation of derivative works, distribution, manufacture, use, import, license and sale of products, technology and services of the Company and of any of the Company's Subsidiaries. Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, no person who has licensed Intellectual Property to the Company or any of the Company Subsidiaries has ownership rights or license rights to improvements in such licensed Intellectual Property provided the foregoing shall apply only to improvements (A) the absence of which would have a Material Adverse Effect on the Company or the conduct of the Company's business and (B) which were made by the Company or any of the Company's Subsidiaries.

       (f) Except for "shrink-wrap" and similar widely available commercial end-user licenses or contracts, licenses and agreements the existence, termination or breach of which would not have a Material Adverse Effect on the Company or the conduct of the Company's business, the contracts, licenses and agreements listed in Section 3.16(f) of the Company Disclosure Schedule include all contracts, licenses and agreements to which the Company or any of the Company Subsidiaries is a party with respect to any Company Intellectual Property.

       (g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule or except for matters which, if adversely determined, would not have a Material Adverse Effect on the Company or the conduct of the Company's business: the operation of the business of the Company and the Company Subsidiaries as it currently is conducted, including, without limitation, the design, development, copying, performance, display, creation of derivative works, distribution, manufacture, use, import, license and sale of products, technology and services of the Company or any of the Company Subsidiaries, does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including, but not limited to, rights to privacy or publicity), or constitute unfair competition or trade practices under the law of any relevant jurisdiction, and neither the Company nor any of the Company Subsidiaries has received notice from any person claiming that such operation, or any act, product, technology or service of or by the Company or any of the Company Subsidiaries infringes or misappropriates the Intellectual Property of any person or that the Company or any of the Company Subsidiaries has engaged in unfair competition or trade practices under the laws of any relevant jurisdiction (nor does the Company or any Company Subsidiary have knowledge of any basis therefor).

       (h) To the Company's knowledge, there is no prior art that would compromise the validity of the Click-On Patent under any subsection of 35 U.S.C.
Section 102. The Company has no knowledge of any public knowledge or use anywhere, by anyone, of the subject matter disclosed in the Click-On Patent before the invention date. The Company has no knowledge of the subject matter disclosed in the Click-On Patent having been patented or described anywhere in a printed publication by anyone before the invention date. The Company has no knowledge of the subject matter disclosed in the Click-On Patent having been in public use or on sale anywhere, by anyone, before February 22, 1995.

       (i) All necessary registration, maintenance and renewal fees in connection with Company Registered Intellectual Property the absence of which would have a Material Adverse Effect on the Company or the conduct of the Company's business have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property when commercially reasonable.

       (j) Except as set forth in Section 3.16(j) of the Company Disclosure Schedule or for those contracts, licenses and agreements the existence, termination or breach of which would not have Material Adverse Effect on the Company or the conduct of the Company's business, there are no contracts, licenses or agreements between the Company or any of the Company Subsidiaries and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such contract, license or agreement or performance under such contract, license or agreement, including with respect to any payments to be made or received by the Company or any Company Subsidiary which, if adversely determined, would have a Material Adverse Effect on the Company or the conduct of the Company's business.

       (k) Except as set forth in Section 3.16(k) of the Company Disclosure Schedule or for pending claims which, if successfully asserted, would not have a Material Adverse Effect on the Company or the conduct of the Company's business, there is no pending claim by the Company or any Company Subsidiary against any person for infringing or misappropriating any Company Intellectual Property. Without limiting the generality of the foregoing, to the knowledge of the Company or any Company Subsidiary, there is no pending claim by any person other than the Company or any Company Subsidiary against any person for infringing or misappropriating any Company Intellectual Property which claim, if adversely determined, would have a Material Adverse Effect on the Company or the conduct of the Company's business.

       (l) Except as set forth in Section 3.16(l) of the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company or the conduct of the Company's business as currently conducted, no Company Intellectual Property or product, technology or service of the Company or any of the Company Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, settlement or other similar agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary or would affect the validity, use or enforceability of such Company Intellectual Property.

       (m) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the Company or any of the Company Subsidiaries in any Company Intellectual Property material to the Company, or result in the breach or termination of any license, contract or agreement to which any of the foregoing persons are a party with respect to any Company Intellectual Property material to the Company. The consummation of the transactions contemplated by this Agreement will not cause or obligate the Company or any of the Company Subsidiaries to (i) grant to any third party any rights or licenses with respect to any Company Intellectual Property material to the Company, or (ii) pay any royalties or other amounts with respect to Company Intellectual Property material to the Company in excess of those being paid prior to the Effective Time.

3.17   Governmental Authorization.

       Section 3.17 of the Company Disclosure Schedule accurately list each consent, license, permit, grant or other authorization issued to the Company or the Company Subsidiaries by a Governmental Body (i) pursuant to which the Company currently operates or holds any interest in any of its properties or
(ii) which is required for the operation of the Company's business or the holding of any such interest, in each case the absence of which would have a Material Adverse Effect on the Company (herein collectively called the "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all licenses, permits, grants or other authorization by Governmental Bodies required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, in each case except as would not have a Material Adverse Effect on the Company.

3.18   Environmental Matters.

       (a) Hazardous Material. Except as would not have a Material Adverse Effect on the Company, none of the Company and the Company Subsidiaries has: (i) operated any underground storage tanks at any property that any of the Company and the Company Subsidiaries has at any time owned, operated, occupied or leased; or (ii) illegally released in violation of applicable environmental laws as in effect at the time of such release any material amounts of Hazardous Material. No Hazardous Materials are present as a result of the deliberate actions of the Company or any of the Company Subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any of the Company or the Company Subsidiaries has at any time owned, operated, occupied or leased, except for such Hazardous Materials which would not have a Material Adverse Effect on the Company.

       (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on the Company: none of the Company or the Company Subsidiaries has illegally transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any environmental law as in effect at the time of such transport, manufacture, disposal or sale, nor has any of the Company or the Company Subsidiaries has engaged in illegal Hazardous Materials Activities.

       (c) Permits. Except as would not have a Material Adverse Effect on the Company, the Company and the Company Subsidiaries currently hold all Environmental Permits necessary for the conduct of any Hazardous Material Activities by any of the Company or the Company Subsidiaries, and the other businesses of the Company and the Company Subsidiaries as such activities and businesses are currently being conducted.

       (d) Environmental Liabilities. Except as would not have a Material Adverse Effect on the Company, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending as served or, to the Company's knowledge threatened, against the Company or any Company Subsidiary concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or the Company Subsidiaries. The Company has no knowledge of any fact or circumstance which would reasonably be expected to involve the Company or the Company Subsidiaries in any environmental litigation or impose upon the Company or the Company Subsidiaries any environmental liabilities, in each case which would have a Material Adverse Effect on the Company.

The representations set forth in this Section 3.18 are the sole and exclusive representations of the Company with respect to the subject matter hereof, including, without limitation, with respect to environmental laws, Environmental Permits, Hazardous Material or Hazardous Materials Activities.

3.19   Minute Books.

       The minutes of the Company and the Company Subsidiaries made available to counsel for Parent are the only minutes of the Company and the Company Subsidiaries.

3.20   Opinion of Financial Advisor.

       The Board of Directors of the Company has received an opinion of Merrill Lynch to the effect that as of the date hereof the consideration to be received in the Merger is fair to the holders of the Company Capital Stock (other than Parent and its affiliates) from a financial point of view.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of the Parties.

       (a)   Conduct of Business of the Company and the Company Subsidiaries.

             Except as otherwise contemplated by this Agreement and the other agreements by and between the Company and its affiliates, on the one hand, and Parent and its affiliates, on the other hand, and the several transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise have previously consented in writing) to carry on the Company's and the Company Subsidiaries' respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and the Company Subsidiaries when due (unless debts and Taxes are subject to a dispute that the Company is reasonably and actively seeking to resolve), to pay or perform other obligations when due (unless such obligations are the subject of a dispute that the Company is actively seeking to resolve) and, to the extent consistent with such businesses, use their reasonable efforts consistent with past practice and policies to preserve intact the Company's and the Company Subsidiaries' present business organizations, keep available the services of the Company's and the Company Subsidiaries' present officers and key employees and preserve the Company's and the Company Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the Company's and the Company Subsidiaries' goodwill and ongoing businesses at the Effective Time, and to refrain from taking such action that would cause any of the conditions contained in Article VI hereof not to be satisfied; provided, however, that the Company shall not be deemed in breach of
           --------  -------
this Section 4.1(a) because of attrition, if any, among the Company's employees which may occur as a result of the transactions contemplated hereby, so long as the Company uses all reasonable efforts to retain such employees at the Company. Except as expressly contemplated by this Agreement or as set forth in Section 4.1(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, without the prior written consent of Parent pursuant to a request made in accordance with the notice provisions set forth in Section 9.1 of this Agreement (which written consent will be granted or denied within seventy-two (72) hours of receipt of such notice by Parent, provided that any failure to reply within such time period will be deemed as non-consent, and which consent will not be unreasonably withheld):

             (i) Other than in the ordinary course of business consistent with past practices, or as permitted by Section 4.1(a) (v) hereof, sell or transfer to any person or entity any material rights to the Company Intellectual Property or buy any material rights to Intellectual Property or enter into any material license agreement with any person or entity with respect to the Company Intellectual Property;

             (ii) Other than in the ordinary course of business, consistent with past practices, enter into any agreement, or materially amend any Company Contract, pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products or technology of the Company or any Company Subsidiary;

             (iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or any other equity interests, as applicable, or split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities or any other equity interests of the Company (other than issuances of, or agreements to issue, capital stock at fair market value in connection with transactions permitted by Section 4.1(a)(v) hereof), as applicable, in respect of, in lieu of or in substitution for shares of capital stock of the Company or any other equity interests, as applicable, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or any Company Subsidiary or other equity interests as applicable, of any Company Subsidiary (or options, warrants or other rights exercisable therefor);

             (iv) Except as set forth in Section 4.1(a)(iv) of the Company Disclosure Schedule and except for (A) any grants of options to purchase Company Common Stock (with an exercise price equal to the fair market value of the Company Common Stock at the date of the option grant) granted to employees in the ordinary course of the Company's business consistent with past practices, not to exceed options with respect to 5.7 million shares of Company Common Stock in the aggregate and (B) stock purchases pursuant to the Company's Employee Stock Purchase Plan in accordance with its current terms, issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of, or purchase of any shares of Company Capital Stock (other than issuances of, or agreements to issue, capital stock at fair market value in connection with transactions permitted by Section 4.1(a)(v) hereof) or any other equity interests, as applicable, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase of any such shares or any other equity interests of the Company or any of the Company Subsidiaries, as applicable, or other convertible securities of the Company or any of the Company Subsidiaries;

             (v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or except in the ordinary course otherwise acquire or agree to acquire any assets, in each case involving an investment (including assumed liabilities) in excess of $1,000,000 individually or $5,000,000 in the aggregate;

             (vi) Without limiting any other provisions of clause 4.1(a)(i) above, sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices, and except in the case of properties or assets of less than $1,000,000 individually or $5,000,000 in the aggregate;

             (vii) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for obligations (A) not exceeding $1,000,000 individually or $5,000,000 in the aggregate other than in the ordinary course in connection with lease obligations or (B) incurred in connection with transactions permitted by Section 4.1(a)(v) hereof;

             (viii) Except as set forth in Section 4.1(a)(viii) of the Company Disclosure Schedule, grant any severance, retention, or termination pay to any director, officer or employee of the Company except in each case payments made pursuant to the existing terms of any Employee Agreement outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

             (ix) Except as set forth in Section 4.1(a)(ix) of the Company Disclosure Schedule, adopt any Employee Plan, enter into any Employee Agreement, amend any Employee Plan or Employee Agreement (except as required by law), pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase the salaries or wage rates of its Employees other than routine increases and promotions in the ordinary course of business, consistent with past practices;

             (x) Except with respect to Taxes, pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $500,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

             (xi) (a) Make or change any material election in respect of Taxes relating to the operations of the Company or the Company Subsidiaries, (b) file any amended Tax Return other than such amendments made in good faith in the ordinary course of business or (c) adopt or change any accounting method in respect of Taxes except as required by law;

             (xii) Except as set forth in Section 4.1(a)(xii) of the Company Disclosure Schedule, accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

             (xiii) Hire any material number of employees or terminate any of the Company's key employees, or encourage employees to resign, to the extent costs associated with such termination or resignation would have a Material Adverse Effect on the Company;

             (xiv) Enter into any agreement which has a term greater than a year, unless such agreement is terminable by the Company on no more than 90 days' prior notice without liability to the Company;

             (xv) Take, or agree to take, any of the actions described in the foregoing clauses (i) to (xiv) or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

       (b)   Conduct of Business of the Internet Group.

             Except as otherwise contemplated by this Agreement and the other agreements by and between the Company and its affiliates, on the one hand, and Parent and its affiliates, on the other hand, and the several transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except to the extent that the Company shall otherwise have previously consented in writing) to carry on the Internet Group's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay or perform other obligations when due (unless such obligations are the subject of a dispute that the Internet Group is reasonably and actively seeking to resolve), and, to the extent consistent with such business, use its reasonable efforts consistent with past practice and policies to preserve intact the Internet Group's present business organizations, keep available the services of the Internet Group's present officers and key employees and preserve the Internet Group's relationship with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the Internet Group's goodwill and ongoing business at the Effective Time, and to refrain from taking any action that would cause any of the conditions contained in Article VI hereof not to be satisfied; provided, however, that Parent shall not be deemed in
                     --------  -------
breach of this Section 4.1(b) because of attrition, if any, among the Internet Group employees which may occur as a result of the transactions contemplated hereby, so long as Parent uses all reasonable efforts to retain such employees. Except as expressly contemplated by this Agreement or as set forth in Section 4.1(b) of the Parent Disclosure Schedule, neither Parent nor any Internet Group Company shall, without the prior written consent of the Company pursuant to a request made in accordance with the notice provisions set forth in Section 9.1 of this Agreement (which written consent will be granted or denied within seventy-two (72) hours of receipt of such notice by the Company, provided that any failure to reply within such time period will be deemed as non-consent, and which consent will not be unreasonably withheld):

             (i) Other than in the ordinary course of business consistent with past practices, or as permitted by Section 4.1(b)(iv) hereof, sell or transfer to any person or entity any material rights to the Internet Group Intellectual Property or buy any material rights to Intellectual Property or enter into any material license agreement with any person or entity with respect to the Internet Group Intellectual Property;

             (ii) Other than in the ordinary course of business, consistent with past practices, enter into any agreement, or materially amend any Internet Group Contract, pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products or technology of the Internet Group;

             (iii) Except as set forth in Section 4.1 (b)(iii) of the Parent Disclosure Schedule, issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of, or purchase any shares of Internet Group Common Stock, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares of Internet Group Common Stock (other than issuances of, or agreements to issue, capital stock at fair market value in connection with transactions permitted by Section 4.1(b)(iv) hereof); provided that any agreements or commitments to grant options to purchase shares of Internet Group Common Stock (as listed in Section 4.1(b)(iii) of the Parent Disclosure Schedule) shall have an exercise price that either (i) is equal to the fair market value of the Internet Group Common Stock at the date of the grant or (ii) takes into account (in a manner determined by Parent) the value of an existing option to purchase shares of Parent Common Stock that is converted into an option to purchase shares of the Internet Group Common Stock; provided further, that in no event shall there be any grant of options prior to
-------- --------
the Effective Time;

             (iv) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof relating to, or being attributed to, the Internet Group, or except in the ordinary course otherwise acquire or agree to acquire any assets relating to, or being attributed to, the Internet Group, in each case involving an investment (including assumed liabilities) in excess of $5,000,000 individually or $25,000,000 in the aggregate;

             (v) Without limiting the provisions of Section 4(b)(i) above, sell, lease, license or otherwise dispose of any of the properties or assets of the Internet Group, except in the ordinary course of business and consistent with past practices, and except in the case of properties or assets of less than $1,000,000 individually or $5,000,000 in the aggregate;

             (vi) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others as such indebtedness or guarantee that relates to, or is being attributed to, the Internet Group except for obligations (A) not exceeding $1,000,000 individually or $5,000,000 in the aggregate, other than in the ordinary course in connection with lease obligations or (B) incurred in connection with transactions permitted by Section 4.1(b)(iv) hereof;

             (vii) Except as would not have a Material Adverse Effect on the Internet Group, grant any severance, retention, or termination pay to any director, officer or employee of the Internet Group Companies except in each case payments made pursuant to the existing terms of any employee agreement outstanding on the date hereof and disclosed in the Parent Disclosure Schedule;

             (viii) Terminate any of Internet Group's key employees, or encourage employees to resign, to the extent costs associated with such termination or resignation would have a Material Adverse Effect on the Internet Group;

             (ix) Take, or agree to take, any of the actions described in the foregoing clauses (i) to (viii) that would prevent Parent from performing or cause Parent not to perform its covenants under Section 4.1(b).

4.2    No Solicitation.

       (a) From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, its "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) in respect of the Company or any of the Company Subsidiaries from any person or entity, or engage in any discussion or negotiations relating thereto or enter into any agreement with any person providing for or contemplating any Acquisition Proposal; provided, however, that notwithstanding any other
                      --------  -------
provision hereof, the Company may (1) comply with applicable securities laws and regulations, including, without limitation, the Exchange Act (and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer) and (2) prior to the time its stockholders shall have voted whether to approve this Agreement, the Company may:

             (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by the Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the Company and its business, properties and assets if and only to the extent that:

                   (1) (a) the third party has first made an Acquisition Proposal to acquire at least 100% of the consolidated assets or outstanding voting power of the Company's securities that is financially superior to the Merger and the transactions contemplated in connection with the Merger and not subject to any financing condition, as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors (a "Company Superior Proposal") and (b) the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law; and

                   (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company (y) provides Parent with prompt notice of an Acquisition Proposal (which shall mean within 24 hours after receipt of an Acquisition Proposal) and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms no more favorable to such person or entity than those contained in the Confidentiality Agreement (as defined in Section 5.4); and/or

             (ii) recommend to its stockholders that they accept a Company Superior Proposal from a third party; provided that the conditions set forth in
                                      --------
clauses 4.2(a)(i)(1) and 4.2(a)(i)(2) above have been satisfied and, prior to entering into a definitive agreement providing for a Company Superior Proposal, this Agreement is terminated pursuant to Section 8.1(g) or 8.1(h), as applicable.

       (b) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any party or parties conducted heretofore by the Company or its Representatives with respect to any Acquisition Proposal. The Company shall notify Parent orally and in writing of any Acquisition Proposal with respect to the Company or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the person making it), promptly, but in any event within 72 hours, after actual knowledge thereof by the Company's directors, executive officers, counsel or individuals representing it as its investment bankers or financial advisors.

       (c)   As used in this Section 4.2, "Acquisition Proposal" shall mean:

             (i) a bona fide proposal or offer (other than by another party hereto) for a tender or exchange offer for the securities of the Company; or

             (ii) a bona fide proposal or offer (other than by another party hereto) for a merger, consolidation or other business combination involving an acquisition of the Company or any material subsidiary of the Company; or

             (iii) any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the Company or any material subsidiary of the Company.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

5.1    Registration Statement; Proxy Statement.

       (a) As soon as practicable after the execution of this Agreement, Parent shall, with the assistance and cooperation of the Company, prepare and cause to be filed with the SEC the Joint Proxy Statement and the Form S-4 Registration Statement. The Parent Common Stock Policies shall be set forth and described in detail in the Joint Proxy Statement and the Form S-4 Registration Statement. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with applicable law and the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and Parent and the Company shall use all reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties hereto shall promptly furnish to the other party all information concerning itself, its stockholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by this Section
5.1. If any event relating to Parent or the Company occurs, or if Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then Parent or the Company, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Parent and the Company. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement or the Joint Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Joint Proxy Statement or the Merger. The Joint Proxy Statement shall include (i) the recommendation of the Board of Directors of the Company in favor of this Agreement, the Merger and the transactions contemplated hereby; provided that
                                                                --------
such recommendation may not be included or may be withdrawn if the Company's Board of Directors has recommended a Company Superior Proposal in accordance with the terms of Section 4.2, and (ii) the recommendation of the Board of Directors of Parent in favor of approval of the issuance of shares of Internet Group Common Stock in the Merger and the Parent Charter Amendment and Parent shall not take any action inconsistent with such recommendation.

       (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory or other approvals needed to ensure that the Internet Group Common Stock to be issued in the Merger: (i) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock who is receiving shares of registered Internet Group Common Stock has an address of record or be exempt from such registration and (ii) will be approved for quotation at the Effective Time on the Nasdaq National Market or will be approved for listing at the Effective Time on the New York Stock Exchange, in each case subject to official notice of issuance; provided, however, that Parent shall not, pursuant to the
                    --------  -------
foregoing, be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (B) to file a general consent to service of process in any jurisdiction with respect to matters unrelated to the issuance of Internet Group Common Stock pursuant hereto.

       (c) Each of Parent and the Company (in respect of the information respectively supplied by it) agrees that: (i) none of the information to be supplied by it or its affiliates for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; (ii) none of the information to be supplied by it or its affiliates for inclusion in the Joint Proxy Statement will, at the time the Company's Proxy Statement is mailed to the stockholders of the Company or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) as to matters respecting it, the Joint Proxy Statement and the Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated by the SEC thereunder, except that no covenant, representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein and no covenant, representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

5.2    Stockholder Meetings.

       (a) The Company shall promptly after the date hereof take all action necessary in accordance with applicable law and its Amended and Restated Certificate of Incorporation and Bylaws to hold and convene a meeting of the Company's stockholders (the "Company Stockholders Meeting") as soon as practicable following the date the Registration Statement is declared effective by the SEC. Except as required by the SEC or applicable court order and except as may be required in order to amend or supplement the Registration Statement or Joint Proxy Statement, the Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent. The Company shall not in any way challenge the validity, enforceability or effectiveness of the voting agreements entered into by certain stockholders of the Company in connection with the Merger. Subject to the provisions of the penultimate clause of Section 5.1(a) and Section 4.2(a)(ii), the Company shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by applicable law and contract (which consent must include approval by more than 50% of the Company's total current voting power held by stockholders of the Company other than Parent and its subsidiaries) to effect the Merger and the transactions contemplated hereby (the "Required Company Stockholder Vote").

       (b) Parent shall promptly after the date hereof take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and Bylaws to hold and convene a meeting of Parent's stockholders (the "Parent Stockholders Meeting"). Except as required by the SEC or applicable court order, Parent shall not postpone or adjourn (other than for the absence of a quorum) the Parent Stockholders Meeting without the consent of the Company. Subject to Section 5.1(a), Parent shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by applicable law to effect the issuance of shares of Internet Group Common Stock in the Merger and the Parent Charter Amendment (the "Required Parent Stockholder Vote").

5.3    Cooperation; Access to Information.

       Upon reasonable prior notice, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records, all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as Parent may reasonably request and all its key employees. Upon reasonable prior notice, the Company agrees to provide Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4    Confidentiality.

       Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement effective as of March 1, 1999 (the "Confidentiality Agreement").

5.5    Expenses.

       Except as set forth in Section 8.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that Parent and the Company shall
                        --------  -------
share equally in all fees and expenses, other than Third Party Expenses, incurred in relation to the filing and printing of Parent's Form S-4 Registration Statement and the Joint Proxy Statement (including any preliminary materials related thereto); provided, further, that Parent shall not after the
                            --------  -------
Effective Time allocate to the Internet Group such Third Party Expenses incurred by Parent in excess of the Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Company agrees to pay the fees and expenses of the Company Financial Advisor in connection with the transactions contemplated hereby.

5.6   Public Disclosure.

       Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, The Nasdaq Stock Market, The New York Stock Exchange or any listing agreement with a national securities exchange. At any time after the date hereof, the Company may file with the SEC a report on Form 8-K with respect to this Agreement and may file a copy of this Agreement and any related agreements as an exhibit to such report, provided that Parent shall have a reasonable opportunity to review such report prior to filing. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.7    Consents.

       The Company and Parent shall use their best efforts to obtain the consents, waivers, assignments and approvals under any of their respective material contracts as may be required in connection with the Merger so as to preserve all rights of, and benefits to, the Company and Parent thereunder.

5.8    Reasonable Efforts.

       Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents, tax opinions and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Notwithstanding the foregoing, (A) none of Parent, the Company or any of their respective subsidiaries shall be required to agree to any divestiture or hold separate or similar transaction by it or any of its subsidiaries or affiliates of shares of capital stock or of any business, assets or property of any of them or any of their subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock and (B) the Company shall not, without Parent's prior written consent, commit to any divestiture or hold separate or similar transaction by it or any of its subsidiaries or affiliates of shares of capital stock or of any business, assets or property of any of them or any of their subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.9    Notification of Certain Matters.

       Each of the Company and Parent shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time such that the conditions set forth in Section 6.2(b) or 6.3(b) would not be satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which is likely to cause any condition set in Article VI hereof not to be satisfied); provided, however, that the delivery of any notice pursuant to
               --------  -------
this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice and no disclosure by Parent or the Company, pursuant to this Section 5.9 shall be deemed to amend or supplement the Parent Disclosure Schedule or the Company Disclosure Schedule, respectively, or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.10   Support Agreements.

       Certain stockholders of the Company have delivered to Parent, concurrently with the execution of this Agreement, executed Support Agreements, copies of which are attached hereto as Exhibits E-1 and E-2, and such agreements are in full force and effect in accordance with their terms.

5.11   Regulatory Filings; Reasonable Efforts.

       As soon as may be reasonably practicable, Parent and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ( the "DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Parent and the Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

5.12   Additional Documents and Further Assurances.

       Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Merger and the transactions contemplated hereby.

5.13   Assumption of Company Option Plans; Form S-8; Employee Plans.

       (a) At the Effective Time, Parent shall assume all outstanding Company Options (other than Unvested Non-Employee Director Options) under the Company Option Plans (and shall assume the Company Option Plans) and agrees to file, no later than five days after the Closing, a registration statement on Form S-8 covering the shares of Internet Group Common Stock issuable pursuant to outstanding Company Options granted under the Company Option Plans. The Company shall cooperate with and assist Parent in the preparation of such registration statement.

       (b) Following the Effective Time, Parent shall cause each "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Parent or affiliates of Parent that covers or will cover Employees of the Company or the Company Subsidiaries who are active at the Effective Time (the "Company Employees") to recognize all service, for purposes of eligibility and vesting of benefits (but not for benefit accrual purposes), that is credited to Company Employees for comparable purposes under the comparable benefit plans of the Company or the Company Subsidiaries as of the Effective Time. Following the Effective Time, Parent shall cause each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) covering Company Employees (i) to reduce each eligible employee's (and their eligible dependents') annual deductible limits under such plans for the plan year in which the Effective Time occurs to the extent deductible expenses were incurred and recognized for comparable purposes under the comparable benefit plans covering the Company Employees immediately prior to the Effective Time and (ii) to waive any pre-existing condition limitations or exclusions that do not apply to Company Employees immediately prior to the Effective Time.

5.14   Director Action with Respect to Company Option Plans and Stock Purchase
       Plan.

       Prior to the Effective Time, the Board of Directors of the Company shall take such actions, including obtaining all necessary individual consents, as shall ensure that (i) Company Options (other than Unvested Non-Employee Director Options) outstanding under the Company Option Plans (and the Company Option Plans) may be assumed by Parent in accordance with Section 1.7(c) hereof and will not have their vesting accelerated as a result of the consummation of the Merger and the transactions contemplated hereby and (ii) the Company's Employee Stock Purchase Plan is terminated immediately prior to the Effective Time.

5.15   Officers' and Directors' Indemnification.

       (a) From and after the Effective Time, Parent will indemnify each officer and director of the Company as of the Effective Time (an "Indemnified Party") to the fullest extent permitted under applicable law, the Amended and Restated Certificate of Incorporation and Bylaws of the Company and any agreement between the Indemnified Party and the Company, in each case as in effect as of the date hereof with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party was a director or officer of the Company at or prior to the Effective Time. The rights under this Section 5.15 are contingent upon the occurrence of, and will survive consummation of, the transactions contemplated hereby and are expressly intended to benefit each Indemnified Party.

       (b) Without limiting the provisions of paragraph (a), after the Effective Time Parent will indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of the Company or any of the Company Subsidiaries arising out of or pertaining to the transactions contemplated by this Agreement (except in respect of actions or omissions that constitute bad faith, willful misconduct or a breach of duty of loyalty) for a period of six years after the Effective Time; provided, however, that if, at any time prior to
                                --------  -------
the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 5.15, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation Parent will pay the reasonable fees and expenses of counsel for the Indemnified Party promptly after statements therefor are received (provided that in the event that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to Parent); provided, however, that Parent will not be liable for any settlement
         --------  -------
effected without its express written consent. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

       (c) Without limiting any of the obligations of Parent set forth elsewhere in this Section 5.15, Parent shall maintain in effect, during the three-year period commencing as of the Effective Time, a policy of directors' and officers' liability insurance for the benefit of each of the Indemnified Parties providing coverage and containing terms no less advantageous to the Indemnified Parties than the coverage and terms of the Company's existing policy of directors' and officers' liability insurance; provided, however, that Parent
                                                 --------  -------
shall not be required to pay a per annum premium in excess of 150% of the per annum premium that the Company currently pays for its existing policy of directors' and officers' liability insurance (it being understood that, if the premium required to be paid by Parent for such policy would exceed such 150% amount, then the coverage of such policy shall be reduced to the maximum amount that be obtained for a per annum premium in such 150% amount).

       (d) This Section 5.15 will survive the consummation of the Merger, is intended to benefit and may be enforced by each of the Indemnified Parties following the Effective Time, and will be binding on all successors and assigns of Parent.

5.16   Certain Tax Matters.

       (a)   Return Filing; Information Sharing. Until the Closing Date:
             ----------------------------------

             (i) The Company shall prepare and file, or cause to be prepared and filed, with the appropriate governmental authority all federal Tax Returns and all material state, local and foreign Tax Returns required to be filed (with extensions) by or with respect to the Company and the Company Subsidiaries on or prior to the Closing Date;

             (ii) The Company agrees that it will, and will cause its affiliates to, make available all such information, employees and records of or relating to the Company and the Company Subsidiaries as Parent may request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will cooperate with respect to all matters relating to Taxes (including, without limitation, the filing of Tax Returns, the filing of an amended Tax Return, audits, and proceedings); and

             (iii) If any of the Company or any Company Subsidiary or affiliate thereof receives any written notice from any Tax authority proposing any audit or adjustment to any Tax relating to the Company or any Company Subsidiary or affiliate thereof, Company or such Company Subsidiary or affiliate shall give prompt written notice thereof to Parent, which notice shall describe in detail each proposed adjustment.

       (b)   Certain Tax Opinions.
             --------------------

             (i) Parent represents, warrants and covenants that it has received an opinion of Dewey Ballantine LLP, counsel to Parent, issued for the sole reliance of Parent, in form and substance satisfactory to Parent, that the Merger, if consummated in accordance with this Agreement, and based upon the Initial Tax Certificates (defined below), will qualify as a reorganization within the meaning of Section 368(a) of the Code as in effect as of the date hereof (the "DB Initial Tax Opinion").

             (ii) The Company represents, warrants and covenants that it has received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company (the "WSGR Initial Tax Opinion"), issued for the sole reliance of the Company, in form and substance satisfactory to the Company, that the Merger, if consummated in accordance with this Agreement, and based upon the Initial Tax Certificates (defined below), will qualify as a reorganization within the meaning of Section 368(a) of the Code as in effect as of the date hereof.

             (iii) In connection with the rendering of the Initial Tax Opinions, Parent and the Company have furnished Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation with certificates signed by officers having authority to sign such certificates (the "Initial Tax Certificate"). Parent and the Company agree that they will furnish certificates dated as of the Closing Date in substantially the same form (updated as necessary) as the Initial Tax Certificates (the "Closing Tax Certificates") in connection with the issuance of the DB Closing Tax Opinion (as defined in Section 6.2(a) of this Agreement) and the WSGR Closing Tax Opinion (as defined in Section 6.3(a) of this Agreement).

             (iv) Parent and the Company shall cooperate in causing the Merger to qualify as a tax-free reorganization under Code Section 368(a) and shall treat the Merger as such a reorganization in which no other property or money (within the meaning of Code Section 356) is received by Company stockholders for all Tax purposes, including the reporting of the Merger as qualifying as such a reorganization on all relevant federal, state, local and foreign Tax Returns. Parent and the Company covenant and agree that they each shall not take any position or action inconsistent with the Initial Tax Certificates or the Closing Tax Certificates. Parent and the Company covenant and agree to (and to cause any affiliate or successor to their assets or business to) vigorously and in good faith defend all challenges to the tax-free status of the Merger.

             (v) It is understood and agreed that both Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall issue to their respective clients substantially identical opinions to the effect that the Merger will qualify as a reorganization under Code Section 368(a) and related matters for description, and inclusion as Exhibits, in the S-4 Registration Statement and the Joint Proxy Statement.

       (c)   Tax Covenants.
             -------------

                  Parent and the Company covenant to each other that none of Parent, the Company or any of their respective subsidiaries has taken (or will take) any action, including, without limitation, any action inconsistent with any representation, warranty, or covenant made or to be made in connection with opinions to be delivered pursuant to Sections 6.2(a) or 6.3(a) hereof. In addition, Parent and the Company each agree that in the event such party becomes aware of any such fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code, it will promptly notify the other party in writing.

5.17   Working Capital Balance.

       The Company shall deliver to Parent at least ten days prior to the Closing Date, a consolidated balance sheet of the Company at October 2, 1999, certified as to correctness by an officer of the Company (the "Closing Balance Sheet"). Subject to adjustment as provided in Section 1.7(d) of this Agreement, Parent agrees that a cash amount equal to the working capital (i.e., current assets, including cash, minus current liabilities) reflected on the Closing Balance Sheet less any amount paid by Parent pursuant to the Maintenance Rights Letter Agreement, dated as of July 10, 1999, by and between the Company and Parent shall be allocated to the Internet Group. Parent shall deliver to the Company (i) at least ten days prior to the Closing Date, a consolidated balance sheet of the Internet Group at October 2, 1999 and (ii) as soon as reasonably practicable and in any event not later than forty-five days following June 30, 1999, an unaudited combined balance sheet of the Internet Group at June 30, 1999 and the related statements of operations and cash flow of the Internet Group for the nine months ended June 30, 1999, each certified as to correctness by an officer of Parent.

5.18   Undisclosed Liabilities.

         Except (i) as reflected in the Current Balance Sheet, (ii) as set forth in Section 5.18 of the Parent Disclosure Schedule or (iii) with respect to any matter or matters arising since March 31, 1999, which in the aggregate (excluding any liabilities incurred in connection with activities which are expressly permitted by Section 4.1(b)(i) through (ix) hereof) shall not exceed $10,000,000, any liability, indebtedness, obligation or claim of any type, including any related to Taxes existing on or at the Effective Time, whether accrued, absolute, contingent, matured, unmatured or other relating to the Internet Group, whether known or unknown, will not be attributed to the Internet Group and shall be attributed to the Parent Group.

5.19   Governance Agreement

       Solely with respect to the transactions contemplated by this Agreement and the Support Agreement, the Company (with the approval of the Disinterested Directors) hereby (i) waives the standstill obligations of Parent and DEI contained in Section 2.1 of the Governance Agreement, dated June 18, 1998, by and among the Company, Parent and DEI (the "Governance Agreement") so long as this Agreement has not been terminated and remains in full force and effect and
(ii) agrees that the shares of Company Capital Stock that are subject to the Support Agreement will be deemed to be shares held by Disinterested Shareholders for purposes of the Governance Agreement. In addition, the Company and Parent agree that the conversion of the shares of Company Capital Stock, pursuant to
Section 1.7(a) of this Agreement, in the Merger will be effective notwithstanding, and will not violate, the Governance Agreement.

                                  ARTICLE VI
                                  ----------

                            CONDITIONS TO THE MERGER

6.1    Conditions to Obligations of Each Party.

       The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

       (a)   No Injunctions or Restraints; Illegality.
             ----------------------------------------

             No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, injunction order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes the consummation of the Merger illegal. All waiting periods under the HSR Act relating to the transactions hereby will have expired or terminated early.

       (b)   Stockholder Approvals.
             ---------------------

             This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law and the Governance Agreement of the stockholders of the Company and the Parent Charter Amendment shall have been approved by the requisite vote under applicable law, of the stockholders of Parent, and the Parent Charter Amendment shall have been filed with the Secretary of State of Delaware.

       (c)   Listing.

             The shares of Internet Group Common Stock to be issued in the Merger to the stockholders of the Company shall have been approved for quotation or listing (as the case may be), subject to official notice of issuance, on the Nasdaq National Market or the New York Stock Exchange.

       (d)   Effectiveness of Registration Statement.

             The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect thereto, and no similar proceeding in respect of the Joint Proxy Statement shall have been initiated or threatened in writing by the SEC.

6.2    Conditions to Obligations of Parent.

       The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

       (a)   Tax Opinion.

             Parent shall have received the opinion of Dewey Ballantine LLP, counsel to Parent (the "DB Closing Tax Opinion"), based upon the Closing Tax Certificates, which opinion shall be satisfactory to Parent in its reasonable discretion, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Code, and neither Parent nor any of its subsidiaries will recognize gain or loss by reason of the issuance of the Internet Group Common Stock, in each case under the law in effect as of the Closing Date. The parties to this Agreement agree to make such other reasonable representations as requested by such counsel for the purpose of rendering any such opinion.

       (b)   Representations, Warranties and Covenants.

             The representations and warranties of the Company in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct only as of such date) and such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on the Company, and the Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Company as of the Effective Time.

       (c)   No Material Adverse Effect.

             No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and no events or circumstances shall have occurred since the date hereof that would have a Material Adverse Effect on the Company (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on the Company).

       (d)   Material Adverse Tax Consequence.

             There shall not have been a Change of Law (as defined below) that, in the good faith judgment of Parent after consultation with its external advisors, could, if adopted, be reasonably likely to have a material adverse tax consequence to Parent, the Company and/or their respective shareholders, arising from the transactions contemplated by this Agreement. For purposes of this Agreement, a "Change of Law" means (i) a published Treasury Regulation (including a proposed or final regulation, Revenue Ruling, Revenue Procedure, or notice of intention to issue a regulation), (ii) administrative or judicial pronouncement (including a private letter ruling, case, technical advice memorandum, or other form of notice), (iii) proposal made by or on behalf of any United States Congressional tax writing committee (or any chair thereof), or
(iv) legislation introduced in either house of United States Congress (including any committee thereof).

       (e)   Third Party Consents.

             Any and all consents, waivers, assignments and approvals listed in
Section 3.3 of the Company Disclosure Schedule (other than those whose failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Company or Internet Group) shall have been obtained.

       (f)   Certificate of the Company.

             Parent shall have been provided with a certificate executed on behalf of the Company by its President and Chief Executive Officer, its Chief Operating Officer or its Chief Financial Officer to the effect that, as of the Effective Time, the conditions set forth in Sections 6.2(b) and (c) and 6.3(a) and (d) have been met.

6.3    Conditions to the Obligations of the Company.

       The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

       (a)   Tax Opinion.

             The Company shall have received the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company (the "WSGR

Closing Tax Opinion"), based upon the Closing Tax Certificates, which opinion shall be satisfactory to the Company in its reasonable discretion, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Code under the law in effect as of the Closing Date. The parties to this Agreement agree to make such other reasonable representations as requested by such counsel for the purpose of rendering any such opinion.

       (b)   Representations, Warranties and Covenants.

             The representations and warranties of Parent in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct only as of such date) and such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on Parent or the Internet Group, and Parent shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

       (c)   No Material Adverse Effect.

             No Material Adverse Effect with respect to the Internet Group shall have occurred since the date of this Agreement and no events or circumstances shall have occurred since the date hereof that would have a Material Adverse Effect on the Internet Group (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on the Internet Group).

       (d)   Material Adverse Tax Consequence.

             There shall not have been a Change of Law that, in the good faith judgment of the Company after consultation with its external advisors, could, if adopted, be reasonably likely to have a material adverse tax consequence to the Company, Parent and/or their respective shareholders, arising from the transactions contemplated by this Agreement.

       (e)   Third Party Consents.

             Any and all consents, waivers, assignments and approvals listed in Sections 2.5 and 2.6 of the Parent Disclosure Schedule (other than those whose failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Internet Group's business) shall have been obtained.

       (f)   The Walt Disney Catalog Working Capital Balance.

             At the Effective Time, The Walt Disney Catalog, Inc. shall have positive working capital (i.e., current assets, including cash, exceeds current liabilities).

       (g)   Certificate of Parent.

             The Company shall have been provided with a certificate executed on behalf of Parent by officers with titles of Senior Vice President or above to the effect that, as of the Effective Time, the conditions set forth in Sections 6.2(a) and (d) and 6.3 (b) and (c) have been met.


                                  ARTICLE VII

                         NON-SURVIVAL OF REPRESENTATIONS

7.1    No Survival.

       Except as set forth in Section 8.2 hereof, the representations, warranties, covenants and other agreements made by Parent and the Company contained herein or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force or effect at the Effective Time. Notwithstanding the foregoing, the covenants made by Parent set forth in Sections 5.4, 5.5, 5.13, 5.15, 5.16, 5.17 and 5.18 hereof shall remain in force and effect following the Effective Time.

7.2    Disclaimer of Other Representations and Warranties.

       No party hereto makes any representation or warranty other than those representations and warranties set forth in this Agreement (including Exhibits and Schedules hereto).


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

8.1    Termination.

       This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

       (a)   by mutual consent of Parent and the Company;

       (b) by the Company or Parent if: (i) the Effective Time has not occurred by February 29, 2000; provided, however, that the right to terminate
                               --------  -------
this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; provided, further, that
                                                        --------  -------
any party terminating this Agreement pursuant to this Section 8.1(b)(i) shall provide the other party with written notice of such termination, which notice (or Parent's response notice in Section 8.3(c)(ii)(B)) shall set forth those conditions to such party's obligations hereunder that have not been satisfied as of such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation, injunction, order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes consummation of the Merger illegal.

       (c) by the Company or Parent if (i) the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on the matters set forth in Section 5.2 hereof, and such matters shall not have been approved at such meeting by the Required Company Stockholder Vote (provided,
                                                                   --------
further, that the right to terminate this Agreement under this Section 8.1(c)
-------
shall not be available to the Company or Parent where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement) or (ii) the Parent Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on the matters set forth in Section 5.2 hereof, and such matters shall not have been approved at such meeting by the Required Parent Stockholder Vote (provided,
                                                                       --------
further, that the right to terminate this Agreement under Section 8.1(c) shall
-------
not be available to Parent or the Company where the failure to obtain the required Parent Stockholder Vote shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement);

       (d) by Parent or the Company if there shall be any governmental action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body, which would: (i) prohibit Parent's ownership or operation of any material portion of the business of the Company or the Internet Group or (ii) compel Parent or the Company to dispose of or hold separate all or a material portion of the business assets of the Company or the Internet Group as a result of the Merger;

       (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty or covenant contained in this Agreement on the part of Parent, or if any representation or warranty on the part of Parent shall have become untrue (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct only as of such date), and such inaccuracy in such representation or warranty or breach shall not have been cured within thirty (30) calendar days after written notice to Parent, except for such breaches and inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on the Internet Group; provided, however, that no
                                                      --------  -------
cure period shall be required for a breach which by its nature cannot be cured;

       (f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty or covenant contained in this Agreement on the part of the Company, or if any representation or warranty of the Company shall have become untrue (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct only as of such date) and such inaccuracy in such representations and warranties or such breach shall not have been cured within thirty (30) calendar days after written notice to the Company, except for such breaches and inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on the Company; provided, however, that no cure period shall be required for a breach
         --------  -------
which by its nature cannot be cured;

       (g) by Parent, prior to the Company's obtaining the Required Company Stockholder Vote and after receipt by the Company of an Acquisition Proposal, if
(x) by the end of the tenth business day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reaffirm its recommendation to the Company's stockholders to vote for the Merger, the Board of Directors of the Company fails to so publicly reaffirm; or (y) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal or (B) the third business day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of the Company fails to publicly reject such Acquisition Proposal; or (z) the Board of Directors of the Company shall have changed its recommendation to the Company's stockholders to vote in favor of approval of the transactions contemplated hereby;

       (h) by the Company, prior to obtaining the Required Company Stockholder Vote, upon five days' prior notice to Parent (the "Company Superior Proposal Notice"), if, as a result of a Company Superior Proposal by a party other than Parent or any of its respective affiliates, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that acceptance of the Company Superior Proposal is necessary for the Company's Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that the Company's Board of Directors, in making any such
--------  -------
determination, shall have considered all concessions which have then been offered by Parent (it being understood that prior to any such termination the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement in favor of the Company as would induce the Company to proceed with a transaction with Parent rather than consummation of a Company Superior Proposal made by a third party). Notwithstanding the foregoing, prior to or contemporaneous with any termination under this Section 8.1(h), the Company must pay to Parent in immediately available funds the fees required to be paid pursuant to Section 8.3(a) hereof.

       Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

8.2    Effect of Termination.

       In the event of termination of this Agreement as provided in Section 8.1 and subject to the payment of any amounts due under Section 8.3, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent,

Acquisition Company or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any willful breaches of such party's covenants hereunder or intentional or willful breaches of such party's representations and warranties hereunder prior to its termination; provided, further, that the provisions of Sections 5.4, 5.5 and 8.3
             --------  -------
of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3    Termination Fees and other Events.

       (a) If this Agreement is terminated by (i) Parent as a result of a breach of Section 4.2 by the Company, or (ii) by Parent pursuant to its rights under Section 8.1(g), or (iii) by the Company pursuant to its rights under
Section 8.1(h), then (A) the Company shall pay to Parent a fee of $75 million in cash minus any amounts as may have been previously paid by such party pursuant to this Section 8.3 and (B) if, within 12 months of any such termination described in clauses (a)(i) through (iii) above, the Company becomes a majority owned subsidiary of another person or entity or consummates an Acquisition Proposal with another person or entity which would result in the acquisition of 50% or more of the voting power of the Company (a "Majority Acquisition Proposal"), the agreements between Parent and/or certain of its subsidiaries and affiliates and the Company set forth on Exhibit F hereto shall be terminated.

       (b)   If:

             (i) this Agreement is terminated by a party pursuant to Section 8.1(c) following a failure of the Company's stockholders to grant the Required Company Stockholder Approval; and

             (ii) prior to such meeting of the Company's stockholders (and following the date hereof), there shall have been publicly announced an Acquisition Proposal (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders Meeting); and

             (iii) within 12 months of any such termination described in clause
(b)(i) above, the Company becomes a majority-owned subsidiary of another person or entity or accepts a written offer to consummate or consummates a Majority Acquisition Proposal upon the signing of a definitive agreement relating to such Majority Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition of the closing) of the Company becoming such a subsidiary or of such Majority Acquisition Proposal, (A) the Company shall pay to Parent a fee of $75 million in cash, minus any amounts as may have been previously paid by such party pursuant to this Section 8.3 and (B) the agreements set forth in Exhibit F hereto shall be terminated.

       (c) If this Agreement is terminated by (i) Parent pursuant to Section 8.1(b)(i) solely as a result of the failure of a condition set forth in Section 6.2(a) or (d) of this Agreement to be satisfied or (ii) by the Company pursuant to Section 8.1(b)(i) and (A) the Company provides Parent with written notice (the "Company Notice") to the effect that all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived and (B) Parent notifies the Company in writing within ten business days of the Company Notice that the basis for its failure to close is solely due to the condition set forth in Section 6.2(a) or (d) not having been satisfied (provided that Parent's failure to respond shall be deemed to be an
           --------
admission of the failure of the condition in Section 6.2(a) or (d)), then Parent shall purchase from the Company, at a price per share equal to the Termination Share Price, a number of shares of Company Common Stock equal to $50,000,000 divided by the Termination Share Price. Such purchase and sale shall be effected by Parent and the Company not later than five business days following the last day of trading that is used in the calculation the Company Market Price as described below. As used herein, the "Termination Share Price" means (i) if the Company Market Price shall be $40.00 per share or more, then the Company Market Price, or (ii) if the Company Market Price shall be less than $40.00 per share, then 200% of the Company Market Price. As used herein, " Company Market Price" means the average of the closing prices per share of Company Common Stock for the ten trading days after the termination of this Agreement.

       (d) If this Agreement is terminated by (i) Parent pursuant to its rights under Section 8.1(c)(i) and the Required Parent Stockholder Vote is obtained at the Parent Stockholders Meeting, then the Company shall pay Parent's actual and documented fees and expenses, excluding any retainer or contingent, success or similar fees up to $2,500,000 in cash in the aggregate and (ii) the Company pursuant to pursuant to its rights under Section 8.1(c)(ii) and the Required Company Stockholder Vote is obtained at the Company Stockholders Meeting, then Parent shall pay the Company's actual and documented fees and expenses, excluding any retainer or contingent, success or similar fees up to $2,500,000 in cash in the aggregate.

       (e) The Company acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. No termination by the Company of this Agreement under this
Article VIII shall be effective unless and until all fees required to be then paid by the Company pursuant to Section 8.3 hereof shall have been received in immediately available funds by Parent. Notwithstanding anything to the contrary contained in this Section 8.3, if the Company fails to pay Parent any fees or expenses due under Section 8.3(a), (b), (c) or (d) within the time required under this Agreement or, if no time period is specified, within 5 business days of the event giving rise to the payment of such fees and expenses, in addition to any other amounts paid or payable pursuant to this Agreement, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses at the publicly announced prime rate of Citibank N.A. from the date such fees and expenses were required to be paid. The fees and expenses set forth in this Section 8.3 shall not be the exclusive remedy available against either party if such party willfully breaches this Agreement.

8.4    Amendment.

       This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Acquisition Company and the Company.

8.5    Extension; Waiver.

       At any time prior to the Effective Time, Parent and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                               GENERAL PROVISIONS

9.1    Notices.

       All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified (return receipt requested) or overnight mail or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however,
                                                           --------  -------
that notices sent by mail will not be deemed given until received:

       (a)        if to the Company:

                           Infoseek Corporation
                           1399 Moffett Park Drive
                           Sunnydale, California 94089
                           Attention: Harry M. Motro, President
                           Telephone No: (408) 543-6000
                           Facsimile No: (408) 734-9350
                  with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention:  David J. Segre, Esq.
                           Telephone No.:  (650) 493-9300
                           Facsimile No.:  (650) 493-6811

     (b)         if to Parent or Acquisition Company:

                           The Walt Disney Company
                           500 South Buena Vista Street
                           Burbank, California 91521
                           Attention: Thomas O. Staggs, Chief Financial Officer Telephone No.: (818) 560-1000
                           Facsimile No.: (818) 556-3889

                  with copies to:

                           The Walt Disney Company
                           500 South Buena Vista Street
                           Burbank, California 91521
                           Attention:  David K. Thompson, Esq.
                           Telephone No.: (818) 560-1000
                           Facsimile No.: (818) 563-4160

                           and

                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, New York  10019-6092
                           Attention:  Morton A. Pierce, Esq.
                           Telephone No.:  (212) 259-6640
                           Facsimile No.:  (212) 259-6333

9.2    Interpretation.

       The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3    Counterparts.

        This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4    Entire Agreement; Assignment.

       This Agreement, the Exhibits hereto the Confidentiality Agreement, and the documents and instruments and other agreements among the parties and/or their affiliates hereto referenced herein or entered into in connection herewith: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; and (b) shall not be assigned (other than by operation of law) without the written consent of the other party. The obligations of the parties hereto shall be binding on the respective legal successor and assigns to the parties and the successors in interest of all or substantially all of the business of the respective parties.

9.5    Severability.

       In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6    Other Remedies.

       Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7    Governing Law.

       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.8    Rules of Construction.

       The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9    Specific Performance.

       The parties hereto agree that irreparable damage could occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other right or remedy any person hereto may have at law or in equity.

       IN WITNESS WHEREOF, Parent, Acquisition Company and the Company have caused this Agreement to be signed, all as of the date first written above.

                                     THE WALT DISNEY COMPANY


                                     By: /s/ Thomas O. Staggs
                                        ---------------------
                                     Name:  Thomas O. Staggs
                                     Title: Executive Vice-President
                                            and Chief Financial Officer

                                     BINGO ACQUISITION CORP.

                                     By: /s/ John Ball
                                        --------------
                                     Name:  John Ball
                                     Title: Vice-President


                                     INFOSEEK CORPORATION


                                     By:  /s/ Harry M. Motro
                                        --------------------
                                     Name: Harry M. Motro
                                     Title:  President and Chief
                                             Executive Officer


                  [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

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